                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of
                            WHITEHALL JEWELLERS, INC.
                                       at
                               $1.20 Net Per Share
                                       by
                              JWL ACQUISITION CORP.
                          A Wholly Owned Subsidiary of
                            NEWCASTLE PARTNERS, L.P.

            THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 4, 2006, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY
    TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF
     SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, WITH THE ASSOCIATED
     PREFERRED STOCK PURCHASE RIGHTS (TOGETHER, THE "SHARES"), OF WHITEHALL
 JEWELLERS, INC. (THE "COMPANY"), WHICH, TOGETHER WITH THE SHARES THEN OWNED BY
    NEWCASTLE PARTNERS, L.P. ("PARENT") AND ITS SUBSIDIARIES (INCLUDING JWL
ACQUISITION CORP. (THE "PURCHASER")), REPRESENTS AT LEAST A MAJORITY OF THE
     TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE
 TERMINATION OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 3, 2005,
BETWEEN THE COMPANY, PWJ FUNDING LLC, PWJ LENDING LLC AND HOLTZMAN OPPORTUNITY
    FUND, L.P. PURSUANT TO WHICH THE COMPANY WOULD SELL UP TO $50 MILLION IN
 CONVERTIBLE NOTES (THE "SECURITIES PURCHASE AGREEMENT"), (III) STOCKHOLDER
     REJECTION OF THE CONDITIONS TO CONSUMMATION OF THE SECURITIES PURCHASE
 AGREEMENT, INCLUDING THE ISSUANCE OF SHARES OF COMMON STOCK FOR THE CONVERSION
     OF THE NOTES SOLD UNDER THE SECURITIES PURCHASE AGREEMENT, THE 1-FOR-2
     REVERSE STOCK SPLIT, AND THE ELECTION OF THE DIRECTORS NOMINATED BY THE
     PURCHASERS UNDER THE SECURITIES PURCHASE AGREEMENT, (IV) A REFINANCING,
   ACCEPTABLE TO PARENT, OF THE COMPANY'S SENIOR CREDIT FACILITY OR A CONSENT
   TO THIS OFFER TO PURCHASE AND THE POTENTIAL MERGER THEREAFTER, AS DESCRIBED
 HEREIN, BY THE LENDERS UNDER THE COMPANY'S SENIOR CREDIT FACILITY, (V) THE
COMPANY'S BOARD OF DIRECTORS REDEEMING THE ASSOCIATED PREFERRED STOCK PURCHASE
RIGHTS OR THE PURCHASER BEING SATISFIED THAT THE RIGHTS HAVE BEEN INVALIDATED OR
  ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE POTENTIAL MERGER THEREAFTER,
 (VI) THE COMPANY'S BOARD OF DIRECTORS APPROVING REPLACEMENT FINANCING TO BE
    PROVIDED BY PARENT OF THE COMPANY'S EXISTING BRIDGE LOAN FINANCING WITH
  FINANCIAL TERMS NO LESS FAVORABLE TO THE COMPANY THAN THE EXISTING FINANCING,
 BUT WITH NO WARRANTS, CONVERSION RIGHTS OR OTHER EQUITY RELATED COMPONENTS AND
  (VII) THE PURCHASER BEING SATISFIED THAT SECTION 203 OF THE DELAWARE GENERAL
   CORPORATION LAW IS INAPPLICABLE TO THE OFFER TO PURCHASE AND THE POTENTIAL
                               MERGER THEREAFTER.

  PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH
   THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO
  AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE
  OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED MERGER) UPON
   ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER
  AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE
 PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF
   SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE
                           PURCHASER AND THE COMPANY.

                                    IMPORTANT

      Any  stockholder  of the Company  desiring  to tender  Shares in the Offer should  either (i)  complete and sign the Letter of  Transmittal  or a facsimile thereof in accordance with the  instructions  in the Letter of Transmittal,  and mail or  deliver  the  Letter  of  Transmittal  together  with the  certificates representing  tendered Shares and all other required documents to American Stock
Transfer & Trust Company,  the  Depositary for the Offer,  or tender such Shares
pursuant  to  the   procedure  for   book-entry   transfer  set  forth  in  "The
Offer--Section  3--Book-Entry  Delivery"  or  (ii)  request  such  stockholder's broker,  dealer,  commercial  bank, trust company or other nominee to effect the transaction for such  stockholder.  Stockholders  whose Shares are registered in the name of a broker,  dealer,  commercial  bank, trust company or other nominee must contact such person if they desire to tender their Shares.  The  associated preferred  stock  purchase  rights are currently  evidenced by the  certificates representing the Shares, and by tendering Shares, a stockholder will also tender the associated  preferred stock purchase rights.  If the  Distribution  Date (as defined in "The  Offer--Section  9--Preferred  Stock Purchase  Rights")  occurs, stockholders will be required to tender one associated  preferred stock purchase right for each Share tendered in order to effect a valid tender of such Share.

      Any  stockholder  who  desires  to tender  Shares  and whose  certificates representing such Shares (or, if applicable, associated preferred stock purchase rights) are not immediately available,  or who cannot comply with the procedures for book-entry  transfer on a timely basis,  may tender such Shares  pursuant to the guaranteed delivery procedure set forth in "The Offer--Section 3--Guaranteed
Delivery".

      Questions and requests for assistance  may be directed to the  Information
Agent at its  address and  telephone  number set forth on the back cover of this
Offer to Purchase.  Additional  copies of this Offer to Purchase,  the Letter of
Transmittal,  the Notice of Guaranteed  Delivery and other related materials may be obtained  from the  Information  Agent or from brokers,  dealers,  commercial banks and trust companies.

      THIS OFFER TO  PURCHASE  AND THE  RELATED  LETTER OF  TRANSMITTAL  CONTAIN
IMPORTANT  INFORMATION,  AND YOU SHOULD  CAREFULLY  READ BOTH IN THEIR  ENTIRETY
BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

December 5, 2005

                                       ii

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

      7.    Possible Effects of the Offer on the Market for the Shares;

     12.    Purpose of the Offer; Plans for the Company; Statutory

                               SUMMARY TERM SHEET

      JWL Acquisition  Corp., a wholly owned  subsidiary of Newcastle  Partners,
L.P., is offering to purchase all outstanding  shares of common stock, par value
$0.001 per share,  of Whitehall  Jewellers,  Inc.  (together with the associated preferred stock purchase rights) for $1.20 net per share in cash, upon the terms and  subject  to the  conditions  set forth in this  Offer to  Purchase  and the related Letter of Transmittal. The following are some of the questions you, as a
Whitehall Jewellers, Inc. stockholder,  may have and answers to those questions.
You should carefully read this Offer to Purchase and the accompanying  Letter of
Transmittal in their entirety because the information in this summary term sheet is not  complete  and  additional  important  information  is  contained  in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

      Our name is JWL Acquisition Corp. We are a Delaware  corporation formed to serve as an  acquisition  vehicle  with no current  operations  other than those incident to the  commencement of the offer. We are a wholly owned  subsidiary of
Newcastle Partners,  L.P., a Texas limited partnership.  See "The Offer--Section
9".

WHAT SECURITIES ARE YOU OFFERING TO PURCHASE?

      We are offering to purchase all of the outstanding common stock, par value
$0.001 per  share,  and the  associated  preferred  stock  purchase  rights,  of
Whitehall  Jewellers,  Inc. We refer to one share of Whitehall  Jewellers,  Inc.
common stock, together with the associated stock purchase right, as a "share" or
"Share". See "Introduction".

HOW  MUCH  ARE YOU  OFFERING  TO PAY FOR MY  SECURITIES  AND WHAT IS THE FORM OF
PAYMENT?

      We are offering to pay you $1.20 per share in cash without brokerage fees,
commissions  or,  except  in  certain   circumstances,   transfer   taxes.   See
"Introduction".

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

      Yes.  We will need  approximately  $14.5  million to  purchase  all Shares pursuant to the offer and to pay related  fees and  expenses.  We will also need approximately  $30 million to replace  Whitehall  Jewellers,  Inc.'s current $30 million  bridge  loan  facility  on  comparable  terms.  As of December 2, 2005,
Newcastle   Partners,   L.P.  had  cash  and  cash  equivalents  and  short-term
investments  substantially in excess of the approximately $44.5 million required to acquire the Shares and replace the bridge  loan  facility.  Accordingly,  the
offer  is  not   conditioned   upon  any   financing   arrangements.   See  "The
Offer--Section 10".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

      Because (i) the form of payment for your Shares  consists  solely of cash,
(ii) we  intend  to use cash to  replace  the  Company's  existing  bridge  loan facility,  and (iii) neither the purchase of the Shares nor the  replacement  of the bridge loan facility are conditioned upon any financing arrangements,  we do not think our financial condition is material to your decision whether to tender in the offer.

WHAT DOES THE BOARD OF DIRECTORS OF WHITEHALL JEWELLERS, INC. THINK OF THE OFFER?

      Whitehall Jewellers, Inc.'s Board of Directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business  days after the date of this Offer to  Purchase,  Whitehall  Jewellers,
Inc.  is  required  by law to  publish,  send or give to you (and  file with the
Securities  and Exchange  Commission)  a statement  as to whether it  recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

      You have  until  the  expiration  date of the offer to  tender.  The offer currently  is  scheduled  to expire at 12:00  Midnight,  New York City time,  on
Wednesday,  January 4, 2006. We currently expect that the offer will be extended until the principal  conditions to the offer,  which are  described  below,  are satisfied.  If the offer is extended,  we will issue a press release  announcing the extension at or before 9:00 A.M. New York City time on the next business day after the date the offer was scheduled to expire. See "The Offer--Section 1".

      We may elect to provide a "subsequent  offering  period" for the offer.  A subsequent offering period, if one is included,  will be an additional period of time beginning after we have purchased shares tendered during the offer,  during which  stockholders may tender,  but not withdraw,  their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer--Section 1".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      The offer is conditioned upon, among other things, (i) there being validly tendered  and not  withdrawn  before  the  expiration  of the  offer a number of shares, which,  together with the shares then owned by Newcastle Partners,  L.P.
and its subsidiaries (including us), represents at least a majority of the total number of shares  outstanding on a fully diluted basis,  (ii) the termination of the  Securities  Purchase  Agreement,  dated  as of  October  3,  2005,  between
Whitehall  Jewellers,  Inc.,  PWJ Funding  LLC,  PWJ  Lending  LLC and  Holtzman
Opportunity Fund, L.P. pursuant to which Whitehall Jewellers, Inc. would sell up to  $50  million  in  convertible  notes,  (iii)  stockholder  rejection  of the conditions to consummation of such Securities Purchase Agreement,  including the issuance  of shares for the  conversion  of the notes sold under the  Securities
Purchase  Agreement,  the 1-for-2  reverse stock split,  and the election of the directors  nominated by the purchasers under the Securities  Purchase Agreement,
(iv) a  refinancing,  acceptable  to  Newcastle  Partners,  L.P.,  of  Whitehall
Jewellers,  Inc.'s  senior  credit  facility  or a consent  to the offer and the potential merger thereafter, as described herein, by the lenders under Whitehall
Jewellers,  Inc.'s senior credit facility, (v) Whitehall Jewellers, Inc.'s Board of Directors  redeeming the associated  preferred  stock purchase  rights or our being  satisfied  that  the  rights  have  been  invalidated  or  are  otherwise inapplicable  to the  offer  and  the  potential  merger  thereafter,  (vi)  the
Company's Board of Directors approving  replacement  financing to be provided by
Parent of the Company's  existing  bridge loan financing with financial terms no less favorable to the Company than the existing financing, but with no warrants, conversion  rights  or other  equity  related  components  and  (vii)  Newcastle
Partners,  L.P.  being  satisfied  that  Section  203  of the  Delaware  General
Corporation  Law  is  inapplicable  to  the  offer  and  the  potential   merger
thereafter. See "The Offer--Section 14".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      If we decide to extend the offer, we will inform American Stock Transfer &
Trust Company, the depositary for the offer, of that fact and will make a public announcement  of the extension,  no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See "The
Offer--Section 1".

HOW DO I TENDER MY SHARES?

      To tender  shares,  you must deliver the  certificates  representing  your shares,  together with a completed  Letter of Transmittal and any other required documents,  to American Stock  Transfer & Trust Company,  the depositary for the offer,  not later than the time the offer  expires.  If your  shares are held in street name by your broker,  dealer, bank, trust company or other nominee,  such nominee can tender your shares  through The  Depository  Trust  Company.  If you cannot  deliver  everything  required to make a valid  tender to the  depositary before the expiration of the offer,  you may have a limited amount of additional time by having a financial  institution  (including most banks, savings and loan associations  and brokerage  houses) that is a member of a recognized  Medallion
Program  approved by The Securities  Transfer  Association  Inc.,  including the
Securities  Transfer  Agents  Medallion  Program  (STAMP),  the  Stock  Exchange
Medallion  Program  (SEMP)  and the New  York  Stock  Exchange,  Inc.  Medallion
Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary  within three business days.  However,  the depositary must receive the missing items within that three business day period. See "The Offer--Section 3".

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

      You can withdraw  tendered shares at any time until the offer has expired, and,  if we have not by  February  3,  2006,  agreed to accept  your  shares for payment,  you can  withdraw  them at any time  after  such time  until we accept shares for payment.  You may not,  however,  withdraw  shares  tendered during a subsequent offering period, if one is included. See "The Offer--Section 4".

HOW DO I WITHDRAW TENDERED SHARES?

      To withdraw shares, you must deliver a written notice of withdrawal,  or a facsimile of one, with the required  information  to American  Stock  Transfer &
Trust  Company  while  you  have the  right to  withdraw  the  shares.  See "The
Offer--Section 4".

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

      Subject  to the terms and  conditions  of the  offer,  we will pay for all validly  tendered and not withdrawn  shares promptly after the later of the date of expiration of the offer and the  satisfaction  or waiver of the conditions to the offer  set  forth in "The  Offer--Section  14" that are  dependent  upon the receipt of  government  approvals.  We do,  however,  reserve the right,  in our reasonable discretion and subject to applicable law, to delay payment for shares until  satisfaction  of all  conditions to the offer that are dependent upon the receipt of government approvals. See "The Offer--Section 2".

      We  will  pay for  your  validly  tendered  and not  withdrawn  shares  by depositing  the purchase  price with American  Stock  Transfer & Trust  Company, which will act as your agent for the purpose of receiving  payments  from us and transmitting  such  payments to you. In all cases,  payment for tendered  shares will be made only  after  timely  receipt  by  American  Stock  Transfer & Trust
Company of  certificates  for such shares (or of a confirmation  of a book-entry transfer  of such  shares  as  described  in "The  Offer--Section  3--Book-Entry
Delivery"),  a properly  completed and duly executed  Letter of Transmittal  (or facsimile  thereof) and any other required  documents for such shares.  See "The
Offer--Section 2".

WILL THE OFFER BE  FOLLOWED  BY A MERGER IF ALL THE  WHITEHALL  JEWELLERS,  INC.
SHARES ARE NOT TENDERED IN THE OFFER?

      If we  accept  for  payment  and  pay  for  at  least  a  majority  of the outstanding shares on a fully diluted basis, JWL Acquisition Corp. expects to be merged with and into  Whitehall  Jewellers,  Inc. If that  merger  takes  place,
Newcastle  Partners,  L.P.  will  own  all  of  the  shares  and  all  remaining stockholders (other than us, Newcastle Partners,  L.P. and stockholders properly exercising their appraisal  rights) will receive the price per share paid in the offer. See "The Offer--Section 12--Purpose of the Offer; Plans for the Company".

IF A  MAJORITY  OF THE  SHARES ARE  TENDERED  AND  ACCEPTED  FOR  PAYMENT,  WILL
WHITEHALL JEWELLERS, INC. CONTINUE AS A PUBLIC COMPANY?

      If the merger takes place,  Whitehall  Jewellers,  Inc.  will no longer be publicly  owned.  Even if the merger does not take place, if we purchase all the tendered  shares,  there may be so few remaining  stockholders and publicly held shares that the shares  will no longer be eligible to be traded on a  securities exchange, there may not be a public trading market for the shares, and Whitehall
Jewellers,  Inc.  may cease  making  filings  with the  Securities  and Exchange
Commission or otherwise  cease being  required to comply with the Securities and
Exchange  Commission's  rules  relating to  publicly  held  companies.  See "The
Offer--Section 7".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

      If the offer is successful,  JWL Acquisition  Corp.  expects to conclude a merger  transaction  in which all shares of Whitehall  Jewellers,  Inc.  will be exchanged  for an amount in cash per share  equal to the price per share paid in the offer. If the proposed  second-step merger takes place,  stockholders who do not tender in the offer (other than those properly  exercising  their  appraisal rights)  will  receive  the same  amount of cash per share  that they would have received had they tendered their shares in the offer.  Therefore, if such merger takes place, the only difference  between  tendering and not tendering shares in the offer is that tendering  stockholders will be paid earlier. If, however, the merger  does  not take  place  and the  offer  is  consummated,  the  number  of stockholders  and of shares  that are still in the hands of the public may be so small  that there will no longer be an active or liquid  public  trading  market
(or, possibly,  any public trading market) for shares held by stockholders other than JWL Acquisition Corp., which may affect prices at which shares trade. Also, as described above, Whitehall Jewellers,  Inc. may cease making filings with the
Securities  and  Exchange  Commission  or  being  required  to  comply  with the
Securities and Exchange  Commission's rules relating to publicly held companies.
See "The Offer--Section 7".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On November 28, 2005,  the last full business day before the  announcement of our  intention  to  commence  the offer,  the last  reported  sales  price of
Whitehall  Jewellers,  Inc. common stock reported on the Pink Sheets  electronic quotation system was $0.88 per share.  Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

      In  general,  your sale of shares  pursuant to the offer will be a taxable transaction  for U.S.  federal  income  tax  purposes  and may also be a taxable transaction under applicable  state,  local or foreign income or other tax laws.
You  should  consult  your tax  advisor  about  the tax  consequences  to you of participating in the offer in light of your particular  circumstances.  See "The
Offer--Section 5".

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      You can call  MacKenzie  Partners,  Inc.,  the  information  agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885  (toll-free).  See the back cover of this Offer to Purchase.

To the Stockholders of Whitehall Jewellers, Inc.:

                                  INTRODUCTION

      We, JWL Acquisition Corp. (the  "Purchaser"),  a Delaware  corporation and wholly owned subsidiary of Newcastle Partners, L.P., a Texas limited partnership
("Parent"), are offering to purchase all outstanding shares of common stock (the
"Common  Stock"),  par value $0.001 per share, of Whitehall  Jewellers,  Inc., a
Delaware  corporation (the "Company"),  and the associated stock purchase rights
(the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Amended and  Restated  Stockholders  Rights  Plan,  dated as of April 28,
1999, between the Company and LaSalle Bank National  Association,  as the rights agent (the "Rights Agreement"),  for $1.20 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related  Letter of Transmittal  (which,  together with any amendments or supplements thereto, collectively constitute the "Offer"). Stockholders who have
Shares  registered  in their own names and tender  directly  to  American  Stock
Transfer & Trust Company,  the depositary for the Offer (the  "Depositary"), will not have to pay brokerage  fees or  commissions.  Stockholders  with Shares held in street name by a broker,  dealer,  bank,  trust company or other nominee should  consult with their  nominee to determine if they charge any  transaction fees.  Except  as set  forth in  Instruction  6 of the  Letter  of  Transmittal, stockholders  will not have to pay transfer taxes on the sale of Shares pursuant to the  Offer.  We will pay all  charges  and  expenses  of the  Depositary  and
MacKenzie Partners,  Inc. (the "Information  Agent") incurred in connection with the Offer. See "The Offer--Section 16".

      The Offer is conditioned upon, among other things, (i) there being validly tendered  and not  withdrawn  before the  Expiration  Date (as defined  below) a number of Shares,  which,  together with the Shares then owned by Parent and its subsidiaries  (including us), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Tender Condition"),
(ii) the termination of the Securities Purchase  Agreement,  dated as of October
3, 2005,  between the  Company,  PWJ Funding  LLC,  PWJ Lending LLC and Holtzman
Opportunity  Fund,  L.P.  pursuant  to which the  Company  would  sell up to $50 million in convertible  notes (the "Termination  Condition"),  (iii) stockholder rejection  of  the  conditions  to  consummation  of  such  Securities  Purchase
Agreement, including the issuance of shares for the conversion of the notes sold under the Securities  Purchase  Agreement,  the 1-for-2 reverse stock split, and the election of the directors  nominated by the purchasers  under the Securities
Purchase Agreement (the "Stockholder Rejection Condition"),  (iv) a refinancing, acceptable to Parent,  of the Company's  senior credit  facility or a consent to the Offer and the  potential  merger  thereafter,  as described  herein,  by the lenders  under the  Company's  senior  credit  facility  (the  "Credit  Facility
Condition"),  (v) the Company's  Board of Directors  redeeming the Rights or our being  satisfied  that  the  Rights  have  been  invalidated  or  are  otherwise inapplicable  to the Offer and the  potential  merger  thereafter  (the  "Rights
Condition"),  (vi)  the  Company's  Board  of  Directors  approving  replacement financing  to be  provided  by  Parent of the  Company's  existing  bridge  loan financing  with  financial  terms  no less  favorable  to the  Company  than the existing  financing,  but with no warrants,  conversion  rights, or other equity components  (the "Bridge  Refinancing  Approval  Condition") and (vii) our being satisfied  that  Section  203 of  the  Delaware  General  Corporation  Law  (the
"Delaware Law") is inapplicable to the Offer and the potential merger thereafter
(the "Section 203 Condition").

      According to the Company's Quarterly Report on Form 10-Q filed on November
1, 2005 with the Securities and Exchange  Commission (the "SEC"),  as of October
24, 2005, there were  outstanding  13,961,216  Shares.  Parent and the Purchaser beneficially  own 2,018,400  Shares,  representing  approximately  14.46% of the outstanding Shares.

      The purpose of the Offer is to acquire  control of, and the entire  equity interest in, the Company.  We currently  intend,  as soon as  practicable  after consummation of the Offer, to seek maximum representation on the Company's Board of Directors (the "Company Board") and to seek to have the Company  consummate a
merger  or  other  similar   business   combination  with  us  (or  one  of  our
subsidiaries).  Under the Delaware Law, if we acquire,  pursuant to the Offer or otherwise,  at least 90% of the outstanding  Shares, we believe we would be able to approve a merger or other business  combination without a vote of the Company
Board  or  other  stockholders.  If we do  not  acquire  at  least  90%  of  the outstanding  Shares, we will have to seek approval of a merger or other business combination  by the  Company's  stockholders.  Approval  of a  merger  or  other business  combination  requires the affirmative vote of holders of a majority of the  outstanding  Shares.  Pursuant  to such  merger  or  business  combination, outstanding Shares not owned by Parent or its subsidiaries  (including us) would be converted  into the right to receive cash in an amount equal to the price per
Share provided pursuant to the Offer.

      Parent and the Purchaser  are seeking to negotiate a business  combination with the Company. Subject to applicable law, the Purchaser reserves the right to amend the Offer  (including  amending the number of Shares to be purchased,  the offer price and the  consideration  to be offered in the  proposed  merger) upon entering  into a merger  agreement  with the  Company,  or to negotiate a merger agreement  with the Company not  involving a tender offer  pursuant to which the
Purchaser would terminate the Offer and the Shares would,  upon  consummation of such merger,  be converted  into the  consideration  negotiated  by Parent,  the
Purchaser and the Company.

      According to the  Company's  Annual Report on Form 10-K for the year ended
January 31, 2005 (the "Company 10-K"), the Company did not declare any dividends in fiscal 2004 and 2003 and does not anticipate paying any cash dividends in the foreseeable  future.  If we acquire control of the Company,  we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

      This Offer to  Purchase  and the  related  Letter of  Transmittal  contain important  information,  and you should  carefully  read both in their  entirety before you make a decision with respect to the Offer.

                                    THE OFFER

      1.    TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in the Offer,  we will  accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn. "Expiration Date"
means 12:00 Midnight, New York City time, on Wednesday,  January 4, 2006, unless extended,  in which  event  "Expiration  Date" means the latest time and date at which the Offer, as so extended, shall expire.

      The Offer is subject to the  conditions  set forth in "The  Offer--Section
14",  which  include,  among other things,  satisfaction  of the Minimum  Tender
Condition,  the Termination Condition,  the Stockholder Rejection Condition, the
Credit Facility Condition, the Rights Condition, the Bridge Refinancing Approval
Condition and the Section 203 Condition. If any such condition is not satisfied, we may (i)  terminate  the Offer and return  all  tendered  Shares to  tendering stockholders,  (ii) extend the Offer and,  subject to  withdrawal  rights as set forth in "The  Offer--Section 4", retain all such Shares until the expiration of the Offer as so  extended,  (iii)  waive  such  condition  and,  subject  to any requirement  to  extend  the  period  of time  during  which  the Offer is open, purchase  all  Shares  validly  tendered  prior to the  Expiration  Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

      Subject to any applicable  rules and regulations of the SEC, the Purchaser expressly  reserves  the right (but will not be  obligated),  in its  reasonable discretion, at any time and from time to time, to extend the period during which the  Offer is open for any  reason  by  giving  oral or  written  notice  of the extension  to  the  Depositary  and  by  making  a  public  announcement  of the extension.  During  any  extension,  all  Shares  previously  tendered  and  not withdrawn  will  remain  subject  to the  Offer  and  subject  to the right of a tendering stockholder to withdraw Shares.

      Subject to any applicable rules and regulations of the SEC, including Rule
14e-1(c)  under the  Securities  Exchange Act of 1934, as amended (the "Exchange
Act"), the Purchaser  expressly reserves the right to (i) terminate or amend the
Offer if any of the conditions set forth in "The Offer--Section 14" has not been satisfied  or (ii)  waive  any  condition  or  otherwise  amend the Offer in any respect,  in each case,  by giving oral or written  notice of such  termination, waiver  or  amendment  to the  Depositary  and by  making a public  announcement thereof,  as described below.  Rule 14e-1(c) under the Exchange Act requires the
Purchaser  to pay the  consideration  offered  or  return  the  Shares  tendered promptly after the termination or withdrawal of the Offer.

      As of the  date of  this  Offer  to  Purchase,  the  Rights  do not  trade separately.  Accordingly,  by  tendering  Common  Stock  you  are  automatically tendering  a similar  number of  Rights.  If,  however,  the  Rights  detach and separate certificates  evidencing the Rights are issued,  tendering stockholders will be required to deliver Rights certificates with the Common Stock.

      If we  decrease  the  percentage  of Shares  being  sought or  increase or decrease the  consideration  to be paid for Shares pursuant to the Offer and the
Offer is scheduled to expire at any time before the expiration of a period of 10 business  days from,  and  including,  the date that notice of such  increase or decrease is first  published,  sent or given in the manner  specified below, the
Offer shall be extended until the expiration of such period of 10 business days.

If we make any other material  change in the terms of or information  concerning the Offer or waive a material  condition of the Offer, we will extend the Offer, if required by applicable law, for a period  sufficient to allow you to consider the amended terms of the Offer. In a published release,  the SEC has stated that in its view an offer must remain open for a minimum  period of time  following a material  change in the terms of such offer and that the  waiver of a  condition such as the Minimum  Tender  Condition  is a material  change in the terms of an offer. The release states that an offer should remain open for a minimum of five business  days from the date the  material  change is first  published,  sent or given to  stockholders,  and that if material  changes are made with  respect to information  that  approaches  the  significance  of price and share  levels,  a minimum of 10 business days may be required to allow adequate  dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a
U.S.  federal  holiday and  consists of the time period from 12:01 A.M.  through
12:00 Midnight, New York City time.

      If we extend the Offer, are delayed in accepting for payment or paying for
Shares or are unable to accept for  payment  or pay for Shares  pursuant  to the
Offer for any reason, then, without prejudice to our rights under the Offer, the
Depositary may, on our behalf,  retain all Shares tendered,  and such Shares may not be withdrawn except as provided in "The  Offer--Section  4". Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to  applicable  law,  which  requires that we pay the  consideration  offered or return the Shares  deposited by or on behalf of stockholders  promptly after the termination or withdrawal of the Offer.

      Any extension,  delay, termination,  waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public  announcement,  we will have no  obligation  (except as otherwise  required by  applicable  law) to publish,  advertise or otherwise  communicate any such public announcement other than by  making a  release  to the Dow  Jones  News  Service.  In the case of an extension of the Offer, we will make a public  announcement of such extension no later than 9:00 A.M.,  New York City time,  on the next  business  day after the previously scheduled Expiration Date.

      After the  expiration  of the Offer,  we may,  but are not  obligated  to, include a subsequent  offering  period of between  three and 20 business days to permit additional tenders of Shares (a "Subsequent  Offering Period").  Pursuant
to Rule 14d-11  under the  Exchange  Act, we may include a  Subsequent  Offering
Period so long as, among other things,  (i) the Offer remains open for a minimum of 20  business  days and has  expired,  (ii) all  conditions  to the  Offer are satisfied or waived by us on or before the Expiration  Date, (iii) we accept and promptly  pay for all  securities  validly  tendered  during the Offer,  (iv) we announce  the  results  of the  Offer,  including  the  approximate  number  and percentage of Shares  deposited in the Offer,  no later than 9:00 A.M., New York
City time, on the next business day after the  Expiration  Date and  immediately begin the Subsequent  Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent  Offering  Period.  In addition,  we may extend any initial Subsequent Offering Period by any period or
periods,   provided  that  the  aggregate  of  the  Subsequent  Offering  Period
(including  extensions  thereof) is no more than 20 business days. No withdrawal rights  apply  to  Shares  tendered  in a  Subsequent  Offering  Period,  and no withdrawal  rights  apply during a  Subsequent  Offering  Period with respect to
Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders  tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

      We do not  currently  intend to  include  a  Subsequent  Offering  Period, although  we  reserve  the  right to do so. If we elect to  include  or extend a
Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M.,  New York City time,  on the next business day after the Expiration  Date or date of  termination  of any prior  Subsequent
Offering Period.

      We have  made a  request  to the  Company  for its  stockholder  list  and security position listings for the purpose of disseminating the Offer to holders of  Shares.  We will  send  this  Offer  to  Purchase,  the  related  Letter  of
Transmittal  and other  related  documents  to record  holders  of Shares and to brokers,  dealers,  banks, trust companies and other nominees whose names appear on the stockholder  list or, if applicable,  who are listed as participants in a clearing  agency's  security  position  listing for  subsequent  transmittal  to beneficial owners of Shares.

      2.    ACCEPTANCE  FOR PAYMENT AND  PAYMENT.  Upon the terms and subject to the  conditions of the Offer,  we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the later of the Expiration  Date and the  satisfaction  or waiver of all conditions set forth in "The  Offer--Section  14" that are  dependent  upon the  receipt of government  approvals.  Subject to any applicable  rules and  regulations of the
SEC, including

Rule 14e-1(c)  under the Exchange Act, we reserve the right,  in our  reasonable discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until  satisfaction  of all  conditions to the Offer that are dependent  upon the receipt of government  approvals.  For a description  of our right to terminate  the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer--Section 14".
If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased  consideration for all Shares purchased  pursuant to the
Offer.

      We will pay for  Shares  accepted  for  payment  pursuant  to the Offer by depositing the purchase price with the Depositary,  which will act as your agent for the purpose of receiving  payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry  transfer of such Shares into the
Depositary's  account at the  Book-Entry  Transfer  Facility (as defined in "The
Offer--Section  3")) and, if the  Distribution  Date (as defined  below) occurs, certificates for Rights (or a confirmation of book-entry transfer, if available, of  such  Rights  into  the  Depositary's  account  at the  Book-Entry  Transfer
Facility), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents.  For a description of
the   procedure  for  tendering   Shares   pursuant  to  the  Offer,   see  "The
Offer--Section 3". Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at
different  times.   Under  no   circumstances   will  we  pay  interest  on  the
consideration paid for Shares pursuant to the Offer,  regardless of any delay in making such payment.

      For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

      We reserve the right to transfer or assign,  in whole or from time to time in part, to one or more of our affiliates the right to purchase  Shares tendered pursuant to the Offer,  but any such transfer or assignment  will not relieve us of our  obligations  under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

      If any  tendered  Shares are not  purchased  pursuant to the Offer for any reason,  or if  certificates  are  submitted  for more Shares than are tendered, certificates for such unpurchased or untendered  Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer  Facility),  without expense to you, promptly following the expiration or termination of the Offer.

      3.    PROCEDURE FOR TENDERING SHARES.

      VALID TENDER OF SHARES. To tender Shares pursuant to the Offer, either (i)
the Depositary  must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly  completed and duly executed  Letter of
Transmittal  (or  facsimile  thereof)  and any other  documents  required by the
Letter of Transmittal and (b)  certificates  for the Shares  (including,  if the
Distribution  Date  occurs,  certificates  for the  Rights)  to be  tendered  or delivery  of such Shares  pursuant to the  procedures  for  book-entry  transfer described  below  (and a  confirmation  of such  delivery  including  an Agent's
Message (as defined  below) if the  tendering  stockholder  has not  delivered a
Letter  of  Transmittal),  in each  case by the  Expiration  Date,  or (ii)  the guaranteed delivery procedure described below must be complied with.

      THE  METHOD OF  DELIVERY  OF  SHARES  AND ALL  OTHER  REQUIRED  DOCUMENTS,
INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY,  IS AT YOUR OPTION AND RISK,
AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY  RECEIVED BY THE DEPOSITARY.
IF CERTIFICATES  FOR SHARES ARE SENT BY MAIL, WE RECOMMEND  REGISTERED MAIL WITH
RETURN RECEIPT REQUESTED,  PROPERLY INSURED,  IN TIME TO BE RECEIVED ON OR PRIOR
TO THE EXPIRATION DATE.

      The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being  tendered  within the meaning of Rule
14e-4 under the Exchange Act, (ii) the tender of such Shares  complies with Rule
14e-4 under the Exchange Act and (iii) you have the full power and  authority to tender,  sell,  assign and  transfer  the Shares  tendered,  as specified in the
Letter of  Transmittal.  Our  acceptance  for payment of Shares  tendered by you pursuant  to the Offer  will  constitute  a binding  agreement  between  us with respect to such  Shares,  upon the terms and  subject to the  conditions  of the
Offer.

      BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for  purposes of the Offer at The  Depository  Trust  Company (the
"Book-Entry  Transfer Facility") within two business days after the date of this
Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry
Transfer  Facility to transfer  such  Shares  into the  Depositary's  account in accordance  with the procedures of the Book-Entry  Transfer  Facility.  However, although  delivery of Shares may be effected through  book-entry  transfer,  the
Letter  of  Transmittal  (or  facsimile  thereof)  properly  completed  and duly executed together with any required  signature  guarantees or an Agent's Message and  any  other  required  documents  must,  in any  case,  be  received  by the
Depositary  at one of its addresses set forth on the back cover of this Offer to
Purchase by the Expiration Date, or the guaranteed  delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required  documents to the  Book-Entry  Transfer  Facility  does not  constitute delivery to the Depositary.  "Agent's  Message" means a message,  transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part  of a  book-entry  confirmation  stating  that  the  Book-Entry  Transfer
Facility  has received an express  acknowledgment  from the  participant  in the
Book-Entry  Transfer Facility  tendering the Shares that are the subject of such book-entry  confirmation  that such  participant has received,  and agrees to be bound  by,  the terms of the  Letter of  Transmittal  and that the  Company  may enforce such agreement against such participant.

      SIGNATURE  GUARANTEES.  All signatures on a Letter of Transmittal  must be guaranteed by a financial  institution  (including most banks,  savings and loan associations  and brokerage  houses) that is a member of a recognized  Medallion
Program  approved by The Securities  Transfer  Association  Inc.,  including the
Securities  Transfer  Agents  Medallion  Program  (STAMP),  the  Stock  Exchange
Medallion  Program  (SEMP)  and the New  York  Stock  Exchange,  Inc.  Medallion
Signature Program (MSP) or any other "eligible  guarantor  institution" (as such term is defined  in Rule  17Ad-15  under the  Exchange  Act) (each an  "Eligible
Institution"),  unless (i) the Letter of Transmittal is signed by the registered holder of the Shares  tendered  therewith  and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii)
such  Shares are  tendered  for the  account  of an  Eligible  Institution.  See
Instructions 1 and 5 of the Letter of Transmittal.

      GUARANTEED  DELIVERY.  If you wish to tender Shares  pursuant to the Offer and  cannot  deliver  such  Shares  and  all  other  required  documents  to the
Depositary by the Expiration  Date or cannot complete the procedure for delivery by  book-entry  transfer on a timely  basis,  you may  nevertheless  tender such
Shares if all of the following conditions are met:

      o     such tender is made by or through an Eligible Institution;

      o     a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Purchaser is received by the  Depositary
            (as provided below) by the Expiration Date; and

      o     the  certificates for such Shares (or a confirmation of a book-entry transfer  of  such  Shares  into  the  Depositary's  account  at the
            Book-Entry  Transfer  Facility),  together with a properly completed and duly  executed  Letter of  Transmittal  (or  facsimile  thereof)
            together with any required signature guarantee or an Agent's Message and any other  required  documents,  are received by the  Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

      The Notice of Guaranteed  Delivery may be delivered by hand or transmitted by telegram,  telex,  facsimile  transmission or mail to the Depositary and must include a  guarantee  by an Eligible  Institution  in the form set forth in such
Notice.

      BACKUP  WITHHOLDING.  Under  the U.S.  federal  income  tax  laws,  backup withholding  will apply to any  payments  made  pursuant to the Offer unless you provide the  Depositary  with your correct  taxpayer  identification  number and certify that you are not subject to such backup  withholding  by completing  the
Substitute  Form  W-9  included  in the  Letter  of  Transmittal.  If you  are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.

      APPOINTMENT  OF  PROXY.  By  executing  a  Letter  of   Transmittal,   you
irrevocably appoint our designees as your proxies in the manner set forth in the
Letter of  Transmittal  to the full extent of your  rights  with  respect to the
Shares  tendered and accepted for payment by us (and any and all other Shares or other  securities  issued or  issuable  in  respect  of such  Shares on or after
December 5, 2005). All such proxies are irrevocable and coupled with an interest in the tendered  Shares.  Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment,  all prior proxies and  consents  granted by you with  respect to such Shares and other  securities will, without further action, be revoked, and no subsequent proxies may be given
(and, if previously  given,  will cease to be effective).  Our designees will be empowered  to  exercise  all your  voting  and other  rights  as they,  in their reasonable  discretion,  may deem  proper at any  annual,  special or  adjourned meeting of the Company's stockholders.  We reserve the right to require that, in order for Shares to be deemed validly tendered,  immediately upon our acceptance for payment of such  Shares,  we or our designee  must be able to exercise  full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders).

      The foregoing  proxies are effective  only upon  acceptance for payment of
Shares  pursuant to the Offer.  The Offer does not constitute a solicitation  of proxies,  absent  a  purchase  of  Shares,  for  any  meeting  of the  Company's stockholders.

      DETERMINATION   OF  VALIDITY.   We  will  determine,   in  our  reasonable
discretion,  all  questions  as to the  form  of  documents  and  the  validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares,  and our  determination  shall be final and  binding.  We reserve the absolute  right to reject any or all tenders of Shares that we determine  not to be in proper form or the  acceptance for payment of or payment for which may, in the opinion of our counsel,  be unlawful.  We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give  notification  of any defect or irregularity in tenders or waiver of any such defect or  irregularity or incur any liability for failure to give any such notification.

      4.    WITHDRAWAL  RIGHTS. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration  Date.  Thereafter,  such tenders are  irrevocable,  except  that they may be  withdrawn  after  February 3, 2006, unless such Shares have been  accepted  for payment as provided in this Offer to
Purchase.  If we extend the period of time during  which the Offer is open,  are delayed in  accepting  for  payment or paying for Shares or are unable to accept for  payment  or pay for  Shares  pursuant  to the Offer for any  reason,  then, without  prejudice to our rights  under the Offer,  the  Depositary  may, on our behalf, retain all Shares tendered,  and such Shares may not be withdrawn except as otherwise provided in this Section 4.

      For your  withdrawal to be  effective,  a written,  telegraphic,  telex or facsimile  transmission  notice of withdrawal with respect to the Shares must be timely  received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase,  and the notice of withdrawal  must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the  registered  holder of Shares,  if different from that of the person who tendered such Shares.  If the Shares to be withdrawn have been  delivered  to the  Depositary,  a signed  notice of  withdrawal  with
(except in the case of Shares  tendered by an Eligible  Institution)  signatures guaranteed by an Eligible  Institution  must be submitted  before the release of such  Shares.  In  addition,  such  notice must  specify,  in the case of Shares tendered by  delivery of  certificates,  the name of the  registered  holder (if different from that of the tendering  stockholder)  and the serial numbers shown on the particular  certificates evidencing the Shares to be withdrawn or, in the case of Shares  tendered  by  book-entry  transfer,  the name and  number of the account at the  Book-Entry  Transfer  Facility to be credited with the withdrawn
Shares.  Withdrawals may not be rescinded,  and Shares withdrawn will thereafter be deemed not validly tendered.  However,  withdrawn Shares may be retendered by again following one of the procedures described in "The Offer--Section 3" at any time before the Expiration Date.

      If we include a Subsequent Offering Period (as described in more detail in
"The  Offer--Section 1") following the Offer, no withdrawal rights will apply to
Shares  tendered in such  Subsequent  Offering  Period and no withdrawal  rights apply during such Subsequent  Offering Period with respect to Shares  previously tendered in the Offer and accepted for payment.

                                       10

      We will determine,  in our reasonable discretion,  all questions as to the form and validity  (including time of receipt) of any notice of withdrawal,  and our  determination  shall be  final  and  binding.  None of the  Purchaser,  the
Depositary,  the Information Agent or any other person will be under any duty to give  notification  of any defect or irregularity in any notice of withdrawal or waiver of any such defect or  irregularity or incur any liability for failure to give any such notification.

      5.    CERTAIN TAX  CONSIDERATIONS.  THE U.S. FEDERAL INCOME TAX DISCUSSION
SET FORTH  BELOW IS  INCLUDED  FOR  GENERAL  INFORMATION  ONLY AND IS BASED UPON
PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES,  YOU ARE URGED TO
CONSULT  YOUR TAX ADVISORS AS TO THE  SPECIFIC  TAX  CONSEQUENCES  TO YOU OF THE
OFFER,  INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL AND OTHER TAX LAWS. The
following  discussion may not apply to certain  stockholders.  For example,  the following  discussion may not apply to you if you acquired your Shares  pursuant to the exercise of stock  options or other  compensation  arrangements  with the
Company,  you are not a citizen  or  resident  of the  United  States or you are otherwise  subject to special tax treatment  under the Internal  Revenue Code of
1986, as amended.

      Your sale of Shares  pursuant  to the Offer will be a taxable  transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable  state,  local and other tax laws.  In general,  if you tender Shares pursuant to the Offer,  you will  recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor.  Such gain or loss will be capital gain or loss if you hold the Shares as capital  assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

      A  stockholder  whose shares are  purchased in the Offer may be subject to backup withholding  unless certain  information is provided to the Depositary or an exemption applies. See "The Offer--Section 3--Backup Withholding".

      6.    PRICE RANGE OF SHARES; DIVIDENDS. According to the preliminary proxy statement filed by the Company with the SEC on November 14, 2005,  until October
28,  2005,  the Shares were  listed for  trading on the New York Stock  Exchange under the symbol JWL, at which time the Shares were  suspended  from  trading on the New  York  Stock  Exchange  due to the  Company  having  an  average  market capitalization  of less than $25 million for 30  consecutive  business days. The
Shares are now  listed  and  principally  traded on the Pink  Sheets  electronic quotation  system under the symbol  JWLR.PK.  The following table sets forth for the periods  indicated  the high and low sales  prices per Share on the New York
Stock Exchange and the Pink Sheets  electronic  quotation  system as reported in published financial sources:

         Fiscal Year Ended January 31,
         2004                                                  High         Low
                                                               ----         ---
                First Quarter                                 $10.23       $7.90
                Second Quarter                                 12.20        8.88
                Third Quarter                                  12.60       10.23
                Fourth Quarter                                 13.25        8.66
         2005
                First Quarter                                   9.98        8.65
                Second Quarter                                  9.10        7.05
                Third Quarter                                   8.63        7.42
                Fourth Quarter                                  8.95        6.88
         2006
                First Quarter                                   7.85        6.83
                Second Quarter                                  7.30        6.27
                Third Quarter                                   7.00        0.75
                Fourth Quarter (though December 1, 2005)        1.09        0.77

      According to the Company  10-K,  the Company did not declare any dividends in fiscal 2004 and 2003 and does not anticipate paying any cash dividends in the foreseeable  future.  If we acquire control of the Company,  we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

                                       11

      On November 28, 2005,  the last full business day before the  announcement of our  intention to commence the Offer,  the last  reported  sales price of the
Common Stock reported on the Pink Sheets  electronic  quotation system was $0.88 per share.  Please  obtain a recent  quotation for your shares prior to deciding whether or not to tender.

      7.    POSSIBLE  EFFECTS OF THE OFFER ON THE MARKET FOR THE  SHARES;  STOCK
EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

      POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES.  If the merger of the Company and us (or one of our subsidiaries) is consummated,  stockholders not tendering  their Shares in the Offer (other than those  properly  exercising their  appraisal  rights)  will receive cash in an amount equal to the price per
Share  paid in the  Offer.  Therefore,  if such  merger  takes  place,  the only difference  between  tendering  and not  tendering  Shares  in the Offer is that tendering  stockholders will be paid earlier.  If, however,  the merger does not take  place and the Offer is  consummated,  the  number of  stockholders  and of
Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public  trading  market (or possibly any public trading  market) for Shares held by  stockholders  other than the Purchaser.  We cannot  predict  whether  the  reduction  in the  number  of Shares  that  might otherwise  trade  publicly  would have an adverse  or  beneficial  effect on the market  price for, or  marketability  of, the Shares or whether  such  reduction would cause  future  market  prices to be greater or less than the price paid in the Offer.

      STOCK  EXCHANGE  LISTING.  As  stated  above,  the  Company's  Shares  are presently listed on the Pink Sheets electronic quotation system.  Depending upon the number of Shares purchased pursuant to the Offer, the purchase of the Shares by the  Purchaser  pursuant  to the Offer will  reduce the number of Shares that might  otherwise trade publicly and will reduce the number of holders of Shares, which could  adversely  affect the  liquidity  and market value of the remaining
Shares  held by the public.  The extent of the public  market for the Shares and the  availability  of quotations  reported on Pink Sheets  electronic  quotation system depends upon the number of stockholders holding the Shares, the aggregate market value of the Shares remaining at such time, the interest of maintaining a market in the Shares on the part of any securities firms, and other factors.

      REGISTRATION  UNDER THE EXCHANGE ACT. The Shares are currently  registered under the Exchange Act. Such  registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange  nor  held  by  300 or  more  holders  of  record.  Termination  of the registration of the Shares under the Exchange Act would substantially reduce the information  required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the  provisions  of the Exchange  Act, such as the short-swing profit recovery  provisions of Section 16(b), the requirement to furnish  a proxy  statement  pursuant  to  Section  14(a) in  connection  with a stockholder's meeting and the related requirement to furnish an annual report to stockholders  and the  requirements  of Rule 13e-3 under the  Exchange  Act with respect to "going  private"  transactions,  no longer  applicable to the Shares.
Furthermore,  "affiliates"  of  the  Company  and  persons  holding  "restricted securities"  of the  Company  may be  deprived of the ability to dispose of such securities  pursuant to Rule 144  promulgated  under the  Securities Act of 1933
(the  "Securities  Act").  We intend to seek to cause the  Company to  terminate registration of the Shares under the Exchange Act as soon after  consummation of the Offer as the  requirements for termination of registration of the Shares are met.

      8.    CERTAIN   INFORMATION   CONCERNING  THE  COMPANY.   The  information
concerning  the Company  contained in this Offer to Purchase has been taken from or based upon publicly available  documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent,  the  Purchaser,  the  Information  Agent or the  Depositary can take responsibility for the accuracy or completeness of the information  contained in such documents and records or for any failure by the Company to disclose  events which may have occurred or may affect the  significance  or accuracy of any such information  but which are unknown to Parent,  the  Purchaser,  the  Information
Agent or the Depositary.

      According to the Company 10-K, the Company is incorporated in the State of
Delaware and was founded in 1895. The principal executive offices of the Company are located at 155 North Wacker Drive,  Suite 500,  Chicago,  Illinois 60606 and
its  telephone  number is (312)  782-6800.  According to the Company  10-K,  the
Company is a national specialty retailer of fine jewelry offering a selection of
merchandise  in  the  following   categories:   diamond,   gold,   precious  and
semi-precious jewelry and watches. As of April 1, 2005, the Company operated 384

                                       12

mall-based  stores in 38 states under the  established  brand names of Whitehall
Co.  Jewellers  (327  stores),  Lundstrom  Jewelers  (55 stores) and Marks Bros.
Jewelers (2 stores).

      PREFERRED STOCK PURCHASE RIGHTS.  The following  description of the Rights is based upon publicly available documents. This description does not purport to be  complete  and is  qualified  in its  entirety  by  reference  to the  Rights
Agreement which is filed as Exhibit 3 to the Company's registration statement on
Form 8-A12B filed with the SEC on January 12, 2000.

      On April 1, 1996,  the Company Board  authorized the issuance of one Right for each outstanding  share of Common Stock.  Each Right entitles the registered holder to purchase  from the Company  one  one-hundredth  of a share of Series A
Junior Participating Preferred Stock, par value $0.001 per share, of the Company
(the  "Preferred  Shares")  at a price  of  $52.00  per one  one-hundredth  of a
Preferred Share (the "Purchase Price"), subject to adjustment.

      The Rights will be  evidenced  by share  certificates  and not by separate certificates  until the  earlier to occur of (a) the tenth day after a person or group other than certain exempt persons (an "Acquiring  Person"),  together with persons  affiliated or associated with that Acquiring Person,  has acquired,  or obtained  the  right  to  acquire,  beneficial  ownership  of 15% or more of the outstanding  Shares  (a  "Triggering  Event")  and (b) the  tenth  business  day
(subject to delay by action of the  Company  Board in certain  cases)  after the commencement or public  disclosure of an intention to commence a tender offer or exchange offer by a person other than an exempt person if, upon  consummation of the offer, such person could acquire beneficial  ownership of 15% or more of the outstanding  Shares (the  earlier of such dates being  called the  "Distribution
Date").  Parent  believes  that the Company  Board is obligated by its fiduciary duties to delay the  Distribution  Date in respect of the Offer and make  public disclosure thereof.

      Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights),  the Rights will be transferred with and only with the shares of
Common Stock. As soon as practicable  following the Distribution Date,  separate certificates evidencing the Rights will be mailed to holders of record of Common
Stock as of the close of business on the  Distribution  Date, and those separate right certificates alone will evidence the Rights.

      The Rights  will first  become  exercisable  after the  Distribution  Date
(unless sooner redeemed or exchanged). Until a Right is exercised, the holder of that  right,  as such,  will  have no rights as a  stockholder  of the  Company, including,  without limitation,  the right to vote or to receive dividends.  The
Rights  will  expire at the close of  business  on May 2, 2006,  unless  earlier redeemed or exchanged by the Company as described below.

      In the event that a person becomes an Acquiring Person,  each Right (other than  Rights that are or were  beneficially  owned by the  Acquiring  Person and certain related persons and  transferees,  which will thereafter be void) shall, thereafter,  be exercisable not for Preferred Shares, but for a number of shares of Common Stock  having a market  value of two times the  exercise  price of the
Right.  In the event that,  at the time or after a person  becomes an  Acquiring
Person,  the Company is involved in a merger or other  business  combination  in which (a) the Company is not the surviving  corporation,  (b) Shares are changed or exchanged, or (c) 50% or more of the Company's consolidated assets or earning power are sold (each  such  event in this  paragraph  constitutes  a  "Flip-Over
Event"),  then each  Right  (other  than  Rights  that are or were  owned by the
Acquiring  Person  and  certain  related  persons  and  transferees,  which will thereafter be void) shall  thereafter be  exercisable  for a number of shares of common  stock of the  acquiring  company  having a market value of two times the exercise price of the Right.

      In addition,  at any time after a person has become an  Acquiring  Person, but  before a person has  acquired  beneficial  ownership  of 50% or more of the outstanding  Shares, the Company may elect to exchange all or part of the Rights
(excluding  void rights held by an Acquiring  Person and certain related persons and transferees) for shares of Common Stock on a one-for-one basis.

      The Purchase Price payable, and the number and kind of securities, cash or other property  issuable,  upon exercise of the Rights are subject to adjustment from time to time to prevent  dilution  (a) in the event of a stock  dividend or distribution  on, or a subdivision or combination  of, the Shares,  (b) upon the grant to holders of the Shares of rights,  options or warrants to subscribe  for
Shares or  securities  convertible  into Shares at less than the current  market price, (c) upon the  distribution to holders of the Shares of securities,  cash, evidences of indebtedness or assets  (excluding  regular periodic cash dividends
out  of  earnings   or   retained   earnings)   and  (d)  in   connection   with
recapitalizations of the Company or reclassifications of the Shares.

                                       13

      No fractional  Preferred  Shares will be issued (other than fractions that are integral  multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company,  be evidenced by depositary  receipts) and, in lieu of those  fractional  Preferred  Shares,  the Company will make an adjustment in cash based on the market price of the Preferred  Shares on the last trading date prior to the date of exercise.

      At any time  prior to the  earlier  of (a) the tenth day after the  public announcement that a person has become an Acquiring Person, (b) the occurrence of a Flip-Over Event or (c) May 2, 2006, the Company Board may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption  Price").
The Redemption Price will be payable in cash, Common Stock (including fractional shares) or any other form of  consideration  deemed  appropriate  by the Company
Board.  Immediately upon action of the Company Board ordering  redemption of the
Rights,  the ability of holders to exercise  the Rights will  terminate  and the only rights of such holders will be to receive the Redemption Price.

      At any time prior to the public  announcement  that a person has become an
Acquiring Person, the Company Board may amend or supplement the Rights Agreement without  the  approval  of the  Rights  agent  or  any  holder  of  the  Rights.
Thereafter,  the  Rights  Agreement  may not be amended or changed in any manner that would  adversely  affect the  interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate of that Acquiring Person).

      The Offer is  conditioned  upon,  among other  things,  the Company  Board redeeming the Rights or our being satisfied, in our reasonable discretion,  that the Rights have been invalidated or are otherwise  inapplicable to the Offer and the merger of the  Company and the  Purchaser  (or one of our  subsidiaries)  as described herein.

      Unless the Rights  Condition is satisfied,  Company  stockholders  will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender of Shares in accordance  with the  procedures set forth in
Section 3. Unless the  Distribution  Date occurs,  a tender of Common Stock will also constitute a tender of the Rights.

      Because of the nature of the  dividend,  liquidation  and voting rights of the Preferred Shares, the value of the one one-hundredth interest in a Preferred
Share  purchasable  upon exercise of each Right should  approximate the value of one share of Common Stock, adjusted to give effect to any dilution event.

      The Purchaser  and Parent  believe that,  under the  circumstances  of the
Offer and under applicable law, the Company Board has a fiduciary  obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger),  and the Purchaser is hereby  requesting  that the
Company Board do so.  However,  there can be no assurance that the Company Board will redeem the Rights (or amend the Rights Agreement).

      ADDITIONAL  INFORMATION.  The  Company  is  subject  to the  informational requirements  of the Exchange Act and in  accordance  therewith  files  periodic reports,  proxy  statements and other  information  with the SEC relating to its business,  financial  condition  and other  matters.  The Company is required to disclose in such proxy statements certain  information,  as of particular dates, concerning  the  Company's  directors and officers,  their  remuneration,  stock options granted to them, the principal  holders of the Company's  securities and any material  interest of such persons in  transactions  with the Company.  Such reports,  proxy statements and other  information may be inspected at the public reference room  maintained by the SEC at 100 F Street,  N.E.,  Washington,  D.C.
20549. Copies of such material can also be obtained at prescribed rates from the public reference room of the SEC at 100 F Street, N.E., Washington,  D.C. 20549,
or free of charge at the Web site  maintained by the SEC at  http://www.sec.gov.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the public reference room.

      9.    CERTAIN  INFORMATION  CONCERNING THE PURCHASER AND PARENT.  We are a
Delaware  corporation  incorporated  on May 28, 2004,  with principal  executive offices at 300 Crescent Court,  Suite 1110,  Dallas,  Texas 75201. The telephone number of our principal  executive offices is (214) 661-7474.  We were formed to serve as an acquisition  vehicle for Parent,  with no current  operations  other than those incident to the  commencement of the Offer. The Purchaser is a wholly owned subsidiary of Parent.

      Parent is a private  investment  partnership that has been in business for over twelve years. Parent specializes in identifying, researching, analyzing and investing in under-valued  securities.  Parent's investment approach employs the
solid,  proven  principles  of  a  disciplined,   value-based  strategy  focused
primarily  on  smaller  capitalization  companies.  As  part  of its  investment strategy,  Parent has a  demonstrated  expertise  in making  active and  control investments.

      Parent  beneficially  owns 2,018,400  Shares of the Company,  representing approximately 14.5% of the Company's  outstanding Shares. As the general partner of Parent,  Newcastle  Capital  Management,  L.P.  ("Newcastle  Capital") may be
deemed to beneficially own the 2,018,400 Shares,  or approximately  14.5% of the
Company's  outstanding  Shares,  beneficially  owned by  Parent.  The  principal

                                       14

business of Newcastle Capital is acting as the general partner of Parent. As the
general  partner  of  Newcastle   Capital,   Newcastle  Capital  Group,   L.L.C.
("Newcastle  Capital  Group") may be deemed to  beneficially  own the  2,018,400
Shares, or approximately 14.5% of the Company's outstanding Shares, beneficially owned by Parent.  The principal business of Newcastle Capital Group is acting as the general  partner of  Newcastle  Capital.  Mark E.  Schwarz,  as the managing member of Newcastle  Capital Group,  the general  partner of Newcastle  Capital, which  in  turn is the  general  partner  of  Parent,  may  also  be  deemed  to beneficially own the 2,018,400 Shares,  or approximately  14.5% of the Company's
outstanding  Shares,  beneficially  owned  by  Parent.   Collectively,   Parent,
Newcastle  Capital and  Newcastle  Capital  Group are  referred to herein as the
"Newcastle  Entities."  Each of the Newcastle  Entities are organized  under the laws of the State of  Texas.  The  business  address  for each of the  Newcastle
Entities is 300 Crescent Court,  Suite 1110,  Dallas,  Texas 75201. The business telephone number for each of the Newcastle Entities is (214) 661-7474.

      The name, business address, principal occupation or employment,  five year employment history and citizenship of each director and executive officer of the
Newcastle Entities and the Purchaser and certain other information are set forth on Schedule I hereto.

      Except as set forth  elsewhere  in this Offer to Purchase or Schedule I to this Offer to Purchase:  (i) none of the Newcastle Entities,  the Purchaser and, to the Newcastle Entities' and the Purchaser's knowledge,  the persons listed in
Schedule I hereto or any associate or majority owned subsidiary of the Newcastle
Entities, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company;
(ii)  none of the  Newcastle  Entities,  the  Purchaser  and,  to the  Newcastle
Entities' and the Purchaser's knowledge,  the persons or entities referred to in clause (i) above has effected any  transaction in the Shares or any other equity securities of the Company  during the past 60 days;  (iii) none of the Newcastle
Entities,  the  Purchaser  and, to the Newcastle  Entities' and the  Purchaser's
knowledge,  the persons listed in Schedule I to this Offer to Purchase,  has any contract, arrangement,  understanding or relationship with any other person with respect to any  securities  of the Company  (including,  but not limited to, any contract, arrangement,  understanding or relationship concerning the transfer or the voting of any such securities,  joint ventures, loan or option arrangements, puts or calls,  guaranties  of loans,  guaranties  against loss or the giving or withholding of proxies,  consents or authorizations);  (iv) during the two years before  the date of this  Offer to  Purchase,  there  have been no  transactions between the Newcastle  Entities,  the Purchaser,  their  subsidiaries or, to the
Newcastle Entities' and the Purchaser's knowledge,  any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers,  directors or affiliates,  on the other hand, that would require reporting under SEC rules and regulations;  and (v) during the two years before  the date of this  Offer  to  Purchase,  there  have  been no  contracts, negotiations  or  transactions  between the Newcastle  Entities,  the Purchaser, their subsidiaries or, to the Newcastle Entities' and the Purchaser's knowledge, any of the persons  listed in Schedule I to this Offer to  Purchase,  on the one hand, and the Company or any of its  subsidiaries  or  affiliates,  on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities,  an election of directors or a sale or other transfer of a material amount of assets.

      On August 15, 2005, Vesta Insurance  Group,  Inc.  ("Vesta")  commenced an action against Parent alleging that Parent violated a Florida  insurance statute requiring  an  acquirer  of more than 5% of the  outstanding  voting  stock of a domestic  stock  insurer  to file an  application  with the  Florida  Office  of
Insurance  Regulation  (the  "FOIR").  On October 17,  2005,  the court  granted
Vesta's Motion for Preliminary  Injunction enjoining Parent, pending approval of its share ownership by the FOIR, from (a) soliciting  proxies from  shareholders of Vesta,  (b) voting its shares of Vesta  allegedly  acquired in violation of a
Florida insurance statute, and (c) making any material changes in the management and operation of Vesta.  On November 1, 2005,  the FOIR issued a Written  Report and Recommended Order in which it recommended that a Final Order be entered into by the FOIR finding that Parent's  application for acquisition of up to 9.99% of
Vesta's outstanding voting stock be approved,  subject to certain conditions. On
November 17, 2005,  Parent and Vesta  entered into a Settlement  and  Standstill
Agreement  which,  among other  things,  provided  for the filing of a Notice of
Settlement  and Joint  Stipulation  for Dismissal  with  Prejudice of the action commenced by Vesta and the entry of a final order by the FOIR approving Parent's share  ownership.  The FOIR final order found that  Parent's  delay in filing an application  to acquire  more than 5% of Vesta's  outstanding  voting  stock was inadvertent and in good faith.

      10.   SOURCE AND AMOUNT OF FUNDS. We will need approximately $14.5 million to  purchase  all of the  outstanding  Shares  pursuant  to the Offer and to pay related  fees and  expenses.  We will also need  approximately  $30  million  to replace the  Company's  current $30 million  bridge loan  facility on comparable terms.  As of  December  2,  2005,  Parent  had cash and  cash  equivalents  and short-term  investments  substantially  in  excess  of the  approximately  $44.5 million required to acquire the Shares and replace the bridge loan facility. The
Purchaser  intends to obtain all funds  needed for the Offer and to replace  the bridge  loan  facility  through a capital  contribution  or a loan from  Parent.

                                       15

Parent plans to provide the funds for such capital contribution or loan from its available  cash and working  capital.  The Offer is not subject to any financing condition.

      11.   BACKGROUND  OF THE  OFFER.  We refer  you to the  preliminary  proxy statement  filed  by  the  Company  with  the  SEC on  November  14,  2005  (the
"Management  Proxy  Statement")  for a detailed  background  description  of the series of  proposed  financing  transactions  between  the  Company  and certain investment funds managed by Prentice Capital Management,  L.P.  ("Prentice") and
Holtzman  Opportunity  Fund,  L.P.  (the  "Prentice  Financing").   Below  is  a
background  description of Parent's involvement with the Company,  including its initial  investment in the Shares and its  representation  on the Company Board, and the Prentice Financing. All information regarding the Prentice Financing and the  deliberations  of the Company Board and management have been excerpted from the Management Proxy Statement. We make no representations as to the accuracy or completeness of such information other than the information relating to Parent's involvement  with the Company.  Assuming the  accuracy and  completeness  of the information  excerpted from the Management Proxy Statement,  we believe that the background description below concisely and accurately states the facts necessary for a stockholder to fairly evaluate the Offer.

      On April 19, 2005, Parent and its affiliates filed a Schedule 13D with the
SEC  indicating  it owned  2,018,400  Shares as of April 15, 2005,  representing
14.5% of the Company's  outstanding Shares. In this filing, Parent stated, among other things,  that it intended to enter into discussions with management on the performance of the Company and to seek representation on the Company Board.

      On June 23, 2005,  the Company  announced the election of Steven J. Pully, the President of Parent's general partner,  as a director of the Company.  On or around  July 5, 2005,  Mr.  Pully was  elected as  nonexecutive  Chairman of the
Board.  He served as Chairman of the Board until November 10, 2005 and then as a director until his resignation on November 29, 2005.

      On July 12,  2005,  the Company  Board  formed a special  committee of the
Company Board consisting of Daniel H. Levy (Chairman),  Richard K. Berkowitz and
Sanford  Shkolnik  (the "Special  Committee")  to consider  potential  financing proposals in light of Parent's interest in being a potential source of financing and Mr. Pully's status as Chairman of the Board.  Mr. Pully did not  participate in the  consideration of the formation of the Special Committee and subsequently questioned the role ultimately assigned to the Special Committee. Mr. Pully felt that the role of the Special  Committee  should have been limited to determining the fairness of any financing proposals but not the body that determines whether the Company  needs to complete a financing,  which party to complete a financing with and when a financing should be completed.

      During July 2005 and  thereafter,  the Company  Board  continued to review various issues  confronting  the Company,  including the  possibility of raising additional  funds and the  advisability  of selling  or closing  underperforming stores. During this period, the Company discussed with the agents for its credit facility its plans to seek additional  equity or quasi-equity  financing  (i.e., convertible  debt) and the consideration of potential store closings in light of the Company's weak results throughout 2005. During this period,  Parent and Reed
Conner & Birdwell LLC, another substantial  stockholder ("RCB"),  indicated that they were  interested in providing  additional  financing to the Company but did not present specific proposals.

      During the period from  August 10, 2005  through  September  5, 2005,  the
Company  estimated that  approximately  $40-50 million of financing needed to be raised for the Company to meet its liquidity needs.

      During  this  period,  discussions  were  held with  Parent  and RCB about potential equity  financings,  such as the sale by the Company of equity to them in  a  private  transaction  or  a  rights  offering  of  Shares  in  which  all stockholders  would be offered the  opportunity to subscribe for Shares at a 20%
discount to the average market price of the stock over a period of time prior to the commencement of the rights offering. It was contemplated that Parent and RCB would provide back-up commitments to buy Shares not otherwise purchased.

      On September 7, 2005, Mark E. Schwarz, a principal of Parent,  sent to the
Special Committee a nonbinding  financing proposal dated September 6, 2005. This proposal  contemplated the issuance of $45 million in convertible notes, bearing interest at 20%, payable quarterly partly in kind (i.e., through the issuance of more notes) and partly in cash.  These notes would be convertible into Shares at a rate  equal to the  average  price of the  Shares  for the ten  business  days preceding  the first  interest  payment date (or, in the case of notes issued as payment-in-kind  for  interest,  the ten business  days  preceding  the relevant

                                       16

interest payment date).  These notes would be secured by a security  interest in the Company's assets junior to that held by the banks. The proposal contemplated that the Company would issue to Parent  warrants to acquire 20% of the Company's fully-diluted  Shares in  connection  with the note  financing  with an exercise price of $0.01 per share. The proposal also  contemplated that the interest rate on the notes being  increased  to 25% per annum if  stockholder  approval of the
Share issuances upon conversion of the notes was not procured.

      Over the next few weeks,  the Company engaged in discussions with Prentice regarding  a  proposed  bridge  loan  financing  to the  Company  that  would be refinanced  with a  larger  convertible  note  transaction.  At the  same  time,
Prentice, along with representatives of the Company, engaged in discussions with the Company's senior lenders and key trade creditors with the goal of reaching a comprehensive  agreement  regarding financing for the Company and the resumption of key shipments of merchandise by the Company's key suppliers.

      On  September  12,  2005,  Parent  submitted  to the  Special  Committee a nonbinding  proposal for an issuance of $35 million of convertible  notes. These notes would have a maturity of three years,  bear interest at 15% (5% payable in cash and 10%  payable-in-kind  through the issuance of additional  notes) and be secured by a security  interest in the Company's  assets junior to that securing the  Company's  credit  facility.  Under the  proposal,  Parent  would be issued
10-year warrants for 19.9% of the outstanding  Shares,  exercisable at $0.01 per
Share,  and $10 million of the notes would be convertible  into 90% of the fully diluted Shares (after  dilution from the  warrants).  The proposal also provided that the  interest  rate on the notes  would  increase  to 24% per annum (5% per annum  in cash  and 19% paid in kind  through  the  issuance  of new  notes)  if stockholder  approval of the equity issuance was not received within 120 days of closing. This proposal expired on September 15, 2005.

      On September 14, 2005, the Company's bank lenders alleged that the Company was in default under its credit  facility  and, as a result,  the banks were not obligated to make further advances.  Therefore, the banks took the position that any further  advances were  discretionary.  The banks also reserved their rights and  remedies  with  respect to the  alleged  defaults,  including  the right to accelerate  the  obligations  of the Company  under the credit  facility  and to foreclose on the assets of the Company.  On September 14, 2005,  representatives of the banks also  indicated  that the  lenders  would not  provide  any further advances unless the Company had entered into a letter of intent with a financing source.  The banks  also  indicated  in several  discussions  that they were not interested  in  providing  debtor-in-possession  financing  to the Company if it should file for bankruptcy  protection.  Based in part upon consideration of the banks' position that they were not interested in providing  debtor-in-possession
financing  and  considering   the  security   interest  held  by  the  banks  in
substantially all of the Company's assets,  the Company concluded that there was a significant  possibility that a bankruptcy  filing by the Company could result in a liquidation, rather than a reorganization, of the Company.

      The banks  provided  some  additional  funding  but  continued  to express substantial concern that the Company needed to accept a financing proposal. They indicated that, from the banks' perspective, in light of the Company's financial position,  that unless the Company had entered into a term sheet for  additional financing,  not later than  September 21, 2005,  the banks would be unwilling to advance any additional funds.

      On September 18, 2005,  Parent submitted to the Special  Committee another nonbinding  proposal for an issuance of $35 million of  convertible  notes.  The terms of this proposal  were almost  identical to the terms of the September 12,
2005 proposal,  except that this proposal added a 1.5% fee to Parent  ($525,000)
upon the  funding  of the  convertible  notes and a  non-refundable  payment  of
$150,000 to Parent for reimbursement of its fees and expenses, plus an agreement to pay any additional fees and expenses.  This proposal expired on September 19,
2005.

      Over the course of September 20 and 21, 2005,  Parent made further written and oral  modifications  to its proposal.  The final September 21, 2005 proposal from Parent  contemplated the issuance of up to $45 million of convertible notes and a $30  million  bridge loan  facility.  These notes would have a maturity of three years,  bear  interest at 15% (5% payable in cash and 10%  payable-in-kind through the issuance of additional  notes) and be secured by a security interest in the Company's  assets junior to that securing the Company's  credit facility.
The first $35  million  of the notes  were to be issued in  connection  with the refinancing  of the bridge loan and an  additional  $10 million were issuable at the Company's  option.  In conjunction with these $10 million in notes, upon the
issuance  thereof,   the  Company  was  to  issue  to  Parent  10-year  warrants exercisable at $1.50 per share for 10 million  Shares.  In conjunction  with the bridge  loan,  Parent  would also be issued  10-year  warrants  for 19.9% of the

                                       17

outstanding  Shares,  exercisable  at $0.01 per  share.  Parent was to receive a
2.00% fee for the bridge  loan and a 1.00% fee upon  funding of the  convertible notes. The bridge loan was to mature at the earlier of (i) 120 days from funding or (ii) stockholder  approval of the convertible notes. This proposal expired on
September 21, 2005.

      During the period  between  September  15, 2005 and  September  21,  2005,
Prentice  made a series of  written  proposals  and oral  modifications  thereto addressing  issues of  concern  raised  by the  Company  Board  and the  Special
Committee.  The final  September 21, 2005 proposal from Prentice  contemplated a term sheet with Prentice (the "Prentice  Term Sheet"),  which the Company signed on September 21, 2005 providing that Prentice and other participating  investors would agree to provide a bridge loan to the Company in the  aggregate  amount of
$30 million and, in connection  therewith,  would  receive  warrants to purchase approximately 20% of the Shares and purchase $50 million in convertible  secured notes subject to a number of  conditions.  The notes were to have a 3-year term, bear interest at 15% per annum, payable quarterly, payable in cash or additional
Shares at the Company's  option.  The Prentice Term Sheet  contemplated that the notes would be convertible into Shares and that Prentice and the other investors would  receive  7-year  warrants for Shares (the  "Series B  Warrants")  with an exercise price equal to 110% of the conversion  price of the notes. The Prentice
Term Sheet provided that Prentice would have the right through the conversion of the notes,  Shares  issued as interest on the notes and through the  exercise of the warrants, to acquire 87% of the Shares. The Prentice Term Sheet contemplated that the bridge loan be made and the warrants for 19.9% of the Shares be issued.
Both the bridge loan and the convertible  notes were to be secured by a security interest in the Company's  assets junior to that held by the banks. The Prentice
Term  Sheet  was  nonbinding,  except  that the  Company  was  required  to deal exclusively  with Prentice  through  September 24, 2005 (which was  subsequently extended),  give  Prentice  access to certain  information  and bear  Prentice's expenses.

      On September 21, 2005, the Company Board convened to discuss the financing proposals  submitted by Prentice  and Parent and voted to  authorize  and direct management  to execute the Prentice  Term Sheet,  at the  recommendation  of the
Special Committee, with Mr. Pully abstaining.

      During  negotiations  between  the  Company  and its  representatives  and
Prentice and its  representatives  from  September  24, 2005 through  October 3,
2005,  a number of  significant  changes  were agreed  upon by Prentice  and the
Company to the  contemplated  transaction and related  documents.  These changes included, among others, the following:

      o     The Company was given the right to make two one-year  extensions  to the  maturity  of the notes if no event of default  or event  which, with  notice or lapse of time or both would  constitute  an event of default, exists.

      o     The  interest  rate on the notes was reduced  from 15% to 12%,  with interest  now being paid  entirely in Shares  during the first three years and in cash  thereafter  and with all of the Shares payable as interest to be issued if the notes were to be converted prior to the third anniversary of issuance.

      o     The concept of Series B Warrants  was  eliminated,  and the exercise price of the warrants  issued in connection with the bridge loan and the conversion price of the notes both were set at $0.75 per Share.

      o     The  representations  and warranties  were limited  somewhat and the material  adverse  effect  condition was  modified,  so that only an
            "Extremely  Detrimental  Effect"  would be required for this closing condition to apply.

      o     A  provision  was  added  providing  that  proceeds,  if  any,  from proceedings  concerning the Company's former Chief Executive Officer
            (net of expenses and the costs of any counterclaims) relating to her employment  agreement  would be paid 20% to the Company and 80% to a trust or other vehicle for the benefit of the Company's stockholders immediately  prior to the closing  date of the purchase of the notes and, potentially, certain creditors of the Company.

      o     Provisions   were  added  requiring  the  Company  to  maintain  its
            indemnification  arrangements  with  directors  and  officers and to maintain  directors' and officers' insurance and committing Prentice to  advance  funds to the  Company to  purchase  this  insurance  if necessary.

                                       18

      o     The  exclusivity  provisions  were  modified to allow the Company to consider potential superior  proposals,  if any.  Additionally,  the parties  agreed to eliminate a  requirement  that the Company hold a stockholders meeting to consider the transaction even if the Company
            Board were to determine to accept a superior proposal.

      o     The  aggregate  expense  reimbursement  to  Prentice  was  capped at
            $750,000.

      On September 27, 2005,  Parent  submitted a revised proposal with a stated
expiration  date of  September  30, 2005.  The revised  proposal  increased  the contemplated  convertible  note issuance from the September 21, 2005 proposal to
$50  million.  Reflecting  the  increased  financing,  the  ultimate  percentage ownership  which the investors  would acquire by full exercise of conversion and warrant rights was increased to approximately 87%. This nonbinding offer was not extended past its stated expiration date.

      On October 3, 2005,  the  Prentice  Financing  and  related  matters  were approved by the Company Board, at the  recommendation of the Special  Committee, with all directors voting in favor, other than Mr. Pully who voted against them.
The Purchase Agreement,  Bridge Loan Agreement,  Notes,  Warrants,  Registration
Rights  Agreement and Fourth Amendment (each as defined below) were executed and delivered by the parties that night.

      On  October  13,  2005,   Prentice   advised  the  Company  that  Holtzman
Opportunity Fund, L.P. ("Holtzman" and together with Prentice,  the "Investors")
would  participate  in  the  financing  with  Prentice,   as  permitted  by  the
transaction documents.

      To provide the Company with additional  liquidity through the closing date of the Prentice Financing, on October 3, 2005, the Company entered into a Bridge
Term Loan Credit  Agreement  (the "Bridge Loan  Agreement")  with certain of the
Investors  (together  with any other lenders under such  agreement  from time to time, the "Bridge Loan Lenders").  Under the Bridge Loan  Agreement,  the Bridge
Loan  Lenders  provided a term loan (the  "Bridge  Loan") to the  Company in the aggregate principal amount of $30 million,  which bears interest at a fixed rate of 18% per annum,  payable  monthly,  and has a stated maturity date of December
30,  2005  or,  if the  Purchase  Agreement  (as  defined  below)  has not  been terminated  on or prior to such date and the SEC  reviews  the  proxy  statement relating to the special meeting of the Company's stockholders as contemplated by the Purchase Agreement, January 31, 2006.

      In connection with the Bridge Loan Agreement,  the Company issued warrants
(the  "Warrants") to the Bridge Loan Lenders to purchase  2,792,462 Shares at an exercise price of $0.75 per share. The Warrants may be exercised for a period of seven years from the date of issuance.

      Contemporaneously  with the  execution of the Bridge Loan  Agreement,  the
Company and the  Investors  entered into a Securities  Purchase  Agreement  (the
"Purchase   Agreement")   pursuant  to  which,  subject  to  certain  terms  and
conditions,  the Company agreed to sell,  and the Investors  agreed to purchase,
$50 million of the Company's Secured  Convertible Notes (the "Notes").  Proceeds
from the  issuance  of the Notes will be used to pay off the Bridge  Loan and to provide additional liquidity for the Company's  operations.  The Notes will bear interest at a rate of 12% per annum,  payable  quarterly.  Interest that becomes payable  during the initial  three year term of the Notes will be paid in Shares at the  conversion  price  (initially  $0.75 per Share).  Interest  that becomes payable after the initial three year term of the Notes will be paid in cash. The interest  rate on the Notes  will  increase  to 18% per annum from and after the occurrence of an event of default until such default is cured.

      Contemporaneously  with the entry into the Bridge Loan  Agreement  and the
Purchase  Agreement,  the Company and the Investors  entered into a Registration
Rights Agreement (the  "Registration  Rights  Agreement")  pursuant to which the
Company has agreed to provide  certain  registration  rights with respect to the
Shares  that  may be  issued  (i)  upon  exercise  of the  Warrants,  (ii)  upon conversion of the Notes and (iii) in payment of interest under the Notes.

      Contemporaneously  with the execution of the Bridge Loan Agreement and the
Purchase  Agreement,  the  Company  entered  into a Waiver,  Consent  and Fourth
Amendment (the "Fourth  Amendment") to the Second Amended and Restated Revolving
Credit and Gold Consignment Agreement (the "Senior Credit Agreement"),  dated as of July 29, 2003, by and among the Company,  LaSalle Bank National  Association, as  administrative  agent and collateral  agent for the banks party thereto (the

                                       19

"Banks"),  the Banks,  Bank of America,  N.A., as managing  agent,  and Back Bay
Capital  Funding  LLC,  as  accommodation   facility  agent.  Under  the  Fourth
Amendment,  the Banks have agreed to increase the maximum  borrowings  under the
Company's  credit   facility,   subject  to  and  depending  on  borrowing  base
calculations,  by $15  million to $140  million  and  extending  the term of the facility until 2008.

      On October 26, 2005, Parent submitted a proposal to the Company to acquire all the  outstanding  Shares it did not already own for $1.10 per share in cash, by merger or otherwise,  and to cash out warrants and in-the-money options based on that  price.  Under the  proposal,  Parent also would pay off the bridge loan entered into by the Company in connection  with the Prentice  Financing.  Parent indicated  that it  expected  to  obtain a  commitment  to  either  replace  the
Company's  senior credit facility or obtain  consents from the Company's  senior lenders.

      On October 27, 2005, the Special Committee  responded to Parent's proposal by indicating  that, on the advice of its  financial  advisors and counsel,  the
Company  Board had  determined  (with Mr.  Pully  abstaining)  that it could not conclude, from the information provided on Parent's proposal, that such proposal is reasonably  likely to result in a "superior  proposal"  within the meaning of the Purchase  Agreement  executed by the Company in connection with the Prentice
Financing.

      12.   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; STATUTORY REQUIREMENTS;
APPROVAL OF THE MERGER; APPRAISAL RIGHTS.

      PURPOSE OF THE OFFER;  PLANS FOR THE COMPANY.  The purpose of the Offer is to acquire  control  of, and the entire  equity  interest  in, the  Company.  We currently  intend,  as soon as practicable  after  consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company consummate  a  merger  or  other  business  combination  with  us (or one of our subsidiaries).  Pursuant to such  merger,  the  outstanding  Shares not owned by
Parent or its  subsidiaries  (including us) would be converted into the right to receive cash in an amount equal to the price per Share provided  pursuant to the
Offer.

      If we acquire  Shares  pursuant to the Offer and depending upon the number of Shares so acquired and other factors  relevant to our equity ownership in the
Company,  we may,  subsequent to the consummation of the Offer,  seek to acquire
additional   Shares  through  open  market   purchases,   privately   negotiated
transactions,  a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall  determine,  which may be different from the price paid in the Offer.  We also reserve the right to dispose of Shares that we have acquired or may acquire.

      Whether or not we propose a merger or other similar  business  combination with the Company, we currently intend, as soon as practicable after consummation of the Offer,  to seek maximum  representation  on the Company Board. We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the Company Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such  action as may be  necessary  and lawful to secure  control of the  Company
Board.

      In  connection  with this Offer,  Parent has reviewed and will continue to review various possible business  strategies that it might consider in the event that Purchaser acquires control of the Company, whether pursuant to the Offer or otherwise.  Following a review of additional  information regarding the Company, such  changes  could  include,  among  other  things,  changes in the  Company's business,  operations,  personnel,  employee benefit plans, corporate structure, capitalization and management.

      Except as described  above or  elsewhere  in this Offer to  Purchase,  the
Purchaser has no present plans or proposals that would relate to or result in an extraordinary  corporate  transaction  involving  the  Company  or  any  of  its subsidiaries (such as a merger, reorganization,  liquidation,  relocation of any operations or sale or other transfer of a material amount of assets), any change in the  Company  Board or  management,  any  material  change  in the  Company's capitalization  or dividend policy or any other material change in the Company's corporate structure or business.

      STATUTORY REQUIREMENTS; APPROVAL OF THE MERGER. Under the Delaware Law and
the  Company's  Certificate  of  Incorporation,  if the Section 203 Condition is
satisfied,  a merger of the Company  would  require the  approval of the Company

                                       20

Board and the holders of a majority of the  outstanding  Shares.  If we acquire, pursuant  to the Offer or  otherwise,  at least a  majority  of the  outstanding
Shares we would have sufficient  voting power to approve a merger of the Company without  the  affirmative  vote of any  other  stockholder  of the  Company.  In addition,  under the  Delaware  Law,  if we  acquire,  pursuant  to the Offer or otherwise,  at least 90% of the outstanding  Shares, we believe we would be able to approve  the merger of the  Company  without a vote of the  Company  Board or other  stockholders.  If we acquire control of the Company,  we currently intend that, prior to the acquisition of the entire equity interest in the Company,  no dividends will be declared on the Shares.

      Section  203 could  significantly  delay our ability to acquire the entire equity interest in the Company. In general,  Section 203 prevents an "interested stockholder"  (generally,  a stockholder  owning 15% or more of a  corporation's outstanding  voting stock or an affiliate or associate thereof) from engaging in a  "business  combination"  (defined  to include a merger or  consolidation  and certain other  transactions)  with a Delaware  corporation for a period of three years  following  the  time on  which  such  stockholder  became  an  interested stockholder  unless (i) prior to such time the corporation's  board of directors approved either the business  combination or the  transaction  which resulted in such stockholder becoming an interested  stockholder,  (ii) upon consummation of the  transaction  which  resulted in such  stockholder  becoming  an  interested stockholder,  the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain  employee  stock plans and persons who are  directors  and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the  corporation's  board of directors and authorized at an annual or special meeting of stockholders,  and not by written consent, by the  affirmative  vote of at least 66 2/3% of the  outstanding  voting stock not owned by the interested stockholder.

      The provisions of Section 203 do not apply to a Delaware  corporation  if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be  governed  by Section  203 by (in  addition  to any other required vote) the  affirmative  vote of a majority of the shares entitled to vote;  provided that such  amendment  would not be effective  until 12 months after its adoption and would not apply to any business  combination between such corporation  and any person who became an interested  stockholder on or prior to its adoption,  (ii) such  corporation does not have a class of voting stock that is listed on a national securities exchange,  authorized for quotation on Nasdaq or held of record by more than 2,000  stockholders,  unless any of the foregoing results from action taken, directly or indirectly,  by an interested stockholder or from a transaction  in which a person becomes an interested  stockholder,  or
(iii) the business combination is proposed by an interested stockholder prior to the  consummation or abandonment of, and subsequent to the earlier of the public announcement  or the notice  required  under  Section 203 of, any one of certain proposed  transactions  which is with or by a person  who was not an  interested stockholder  during  the  previous  three  years  or who  became  an  interested stockholder  with the approval of the  corporation's  board of directors  and is approved or not opposed by a majority of the board of  directors  then in office who were directors prior to any person becoming an interested stockholder during the  previous  three years or were  recommended  for  election  to succeed  such directors by a majority of such directors.

      The Offer is subject to satisfaction  of the Section 203 Condition,  which will be  satisfied  if,  among other  things,  (i) prior to the  acceptance  for payment of Shares pursuant to the Offer, the Company Board approves the Offer or the proposed  merger or (ii) there are validly  tendered prior to the Expiration
Date and not withdrawn a number of Shares  which,  together with the Shares then owned by us, would represent at least 85% of the Shares  outstanding on the date hereof  (excluding  Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

      We reserve the right to waive the Section 203  Condition,  although  there can be no assurance  that we will do so, and we have not  determined  whether we would be willing to do so under any  circumstances.  If we waive such  condition and  purchase  Shares  pursuant  to the Offer or  otherwise  and  Section 203 is applicable,  we may  nevertheless  seek to consummate a merger or other business combination  with  the  Company.  We  believe  we  would  be able to  cause  the consummation of such a merger or other business combination if we own a majority of the outstanding  Shares and (i) such merger or other business  combination is approved by the Company Board and authorized at an annual or special  meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding  Shares not owned by us or our affiliates and associates;  or (ii) such merger or other business  combination occurs after the  expiration  of three  years  following  the date we  became  an  interested stockholder.

                                       21

      On the other  hand,  if we waive the Section 203  Condition  and  purchase
Shares  pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with the Company, we may (i)
determine not to seek to consummate such a merger or other business combination,
(ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the  price  paid in the  Offer  or  (iii)  seek  to  effect  one or more alternative  transactions with or by the Company. We have not determined whether we would take any of the actions described above under such circumstances.

      Parent believes, among other things, that the Company Board should approve the Offer and take any other action necessary to render Section 203 inapplicable to a merger or other  business  combination  with the  Company.  There can be no assurance  that the  Company  Board will grant such  approval or take such other action.

      The exact  timing  and  details of any  merger or other  similar  business combination  involving  the Company  will  necessarily  depend upon a variety of factors,  including  the  number of Shares we  acquire  pursuant  to the  Offer.
Although we currently intend to propose a merger or similar business combination generally on the terms  described  above,  it is possible  that,  as a result of substantial  delays in our  ability to effect  such a  transaction,  actions the
Company  may take in  response to the Offer,  information  we obtain  hereafter, changes in general  economic  or market  conditions  or in the  business  of the
Company or other currently unforeseen factors,  such a transaction may not be so proposed,  may be delayed or abandoned or may be proposed on different terms. We reserve the right not to propose a merger or other similar business  combination with the  Company or to propose  such a  transaction  on terms  other than those described above. Specifically, we reserve the right (i) to propose consideration in a merger or other similar business combination  consisting of securities or a combination of cash and securities and (ii) to propose  consideration  in such a transaction having a value more or less than the amount referred to above.

      APPRAISAL  RIGHTS.  You do not have  appraisal  rights  as a result of the
Offer.  However, if a merger involving the Company is consummated,  stockholders of the  Company  who have  neither  voted in favor of the merger  nor  consented thereto in writing,  and who  otherwise  under the  Delaware Law comply with the
applicable   statutory  procedures  will  be  entitled  to  receive  a  judicial determination  of the fair value of their  Shares  (exclusive  of any element of value  arising from the  accomplishment  or  expectation  of such merger) and to receive  payment  of such  fair  value in  cash,  together  with a fair  rate of interest, if any (all such Shares collectively,  the "Dissenting  Shares").  Any such judicial  determination of the fair value of the Dissenting Shares could be based upon  considerations  other than or in  addition  to the price paid in the
Offer and the market value of the Shares. Stockholders should recognize that the value so  determined  could be  higher or lower  than the  price per Share  paid pursuant to the Offer or the consideration paid in such a merger.  Moreover,  we may argue in an appraisal  proceeding  that,  for purposes of such a proceeding, the fair  value of the  Dissenting  Shares is less  than the  price  paid in the
Offer.

      If any holder of Shares who  demands  appraisal  under  Section 262 of the
Delaware Law fails to perfect,  or effectively  withdraws or loses his rights to appraisal as provided in the Delaware Law, the Shares of such  stockholder  will be converted  into the right to receive the price per Share paid in the Offer. A stockholder  may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

      Failure to follow the steps  required by Section 262 of the  Delaware  Law for perfecting appraisal rights may result in the loss of such rights.

      The foregoing  discussion is not a complete  statement of the Delaware Law or U.S.  federal  law and is  qualified  in its  entirety  by  reference  to the
Delaware Law and applicable U.S. federal law.

      13.   DIVIDENDS AND  DISTRIBUTIONS.  If, on or after December 5, 2005, the
Company   should  split,   combine  or  otherwise   change  the  Shares  or  its
capitalization,  acquire  or  otherwise  cause  a  reduction  in the  number  of outstanding  Shares or issue or sell any  additional  Shares  (other than Shares issued  pursuant  to and in  accordance  with the terms in effect on December 2,
2005, of employee stock options  outstanding prior to such date),  shares of any other  class  or  series  of  capital  stock,  other  voting  securities  or any securities  convertible into, or options,  rights,  or warrants,  conditional or otherwise,  to acquire,  any of the foregoing,  then,  without  prejudice to our rights under "The Offer--Section 14", we may, in our reasonable discretion, make such  adjustments  in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

                                       22

      If, on or after  December 5, 2005,  the Company  should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional  Shares or other  securities or rights to purchase of any securities)  that is payable or distributable to stockholders of record on a date  prior to the  transfer  to the name of the  Purchaser  or its  nominee  or transferee  on the  Company's  stock  transfer  records of the Shares  purchased pursuant  to the  Offer,  then,  without  prejudice  to our  rights  under  "The
Offer--Section  14", (i) the purchase  price per Share payable by us pursuant to the  Offer  will  be  reduced  to  the  extent  of any  such  cash  dividend  or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering  stockholders  will (a) be received and held by the tendering  stockholders  for our  account  and will be  required  to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account,  accompanied  by  appropriate  documentation  of  transfer  or  (b)  be exercised for our benefit at our  direction,  in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash  dividend or distribution or proceeds thereof and may withhold the entire  purchase  price or deduct  from the  purchase  price the amount or value thereof, as we determine in our reasonable discretion.

      14.  CONDITIONS OF THE OFFER.  Notwithstanding  any other provision of the
Offer,  we are not required to accept for payment or,  subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act
(relating to the  Purchaser's  obligation to pay for or return  tendered  Shares promptly after termination or expiration of the Offer),  pay for any Shares, and may  terminate  or amend the Offer,  if before the  Expiration  Date the Minimum
Tender  Condition,   the  Termination   Condition,   the  Stockholder  Rejection
Condition,  the Credit  Facility  Condition,  the Rights  Condition,  the Bridge
Refinancing  Approval Condition or the Section 203 Condition shall not have been satisfied,  or if, at any time on or after  December  5,  2005,  and  before the expiration of the Offer (or  thereafter  in relation to any condition  dependent upon the receipt of goverment approvals), any of the following conditions exist:

      (i) there is threatened, instituted or pending any action or proceeding by any government,  governmental authority or agency or any other person, domestic, foreign, or supranational, before any court or governmental authority or agency, domestic, foreign or supranational,  (a) challenging or seeking to make illegal, to delay or  otherwise,  directly or  indirectly,  to  restrain or prohibit  the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our  subsidiaries  or  affiliates  of a  merger  or  other  similar business  combination  involving  the  Company,  (b) seeking to obtain  material damages  or  otherwise  directly  or  indirectly  relating  to the  transactions contemplated  by  the  Offer  or any  such  merger  or  other  similar  business combination, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our  subsidiaries or affiliates of all or any  portion of our  business  or assets or that of the Company or any of our and the Company's  respective  subsidiaries or affiliates or to compel us or any of our  subsidiaries  or  affiliates  to dispose of or hold  separate all or any portion of our  business  or assets or that of the  Company or any of our or the
Company's  respective  subsidiaries  or  affiliates,  (d)  seeking  to impose or confirm  limitations  on our  ability  or  that  of any of our  subsidiaries  or affiliates  effectively  to  exercise  full rights of  ownership  of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company's  stockholders,  (e) seeking to require divestiture by us or any of our  subsidiaries  or  affiliates  of  any  Shares,  (f)  seeking  any  material diminution  in  the  benefits  expected  to  be  derived  by us or  any  of  our subsidiaries or affiliates as a result of the  transactions  contemplated by the
Offer or any merger or other  business  combination  involving the Company,  (g)
adversely  affecting the financing of the Offer or any merger or other  business combination  involving  the  Company or (h) that  otherwise,  in our  reasonable judgment,  has or may have material adverse  significance with respect to either the value of the Company or any of its  subsidiaries  or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates; or

      (ii) any action is taken, or any statute,  rule,  regulation,  injunction, order or decree is proposed,  enacted, enforced,  promulgated,  issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares, or any merger or other business  combination  involving the Company,  by any court,
government  or   governmental   authority  or  agency,   domestic,   foreign  or
supranational,  or of any  applicable  foreign  statutes or  regulations  (as in effect as of  December  2,  2005),  to the Offer or to any such  merger or other business  combination  that,  in our  reasonable  judgment,  might,  directly or indirectly, result in any of the consequences referred to in clauses (a) through
(h) of paragraph (i) above; or

                                       23

      (iii) any change occurs or is threatened (or any development  occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial  condition,  capitalization,  operations,  results  of  operations  or prospects  of the  Company  or any of its  affiliates  that,  in our  reasonable judgment,  is or  may  be  materially  adverse  to  the  Company  or  any of its affiliates,  or we become aware of any facts that, in our  reasonable  judgment, have or may have material adverse  significance with respect to either the value of the Company or any of its  affiliates or the value of the Shares to us or any of our affiliates; or

      (iv) there occurs (a) any general  suspension of trading in, or limitation on  prices  for,  securities  on  any  national  securities  exchange  or in the over-the-counter  market,  (b) any  decline in either  the Dow Jones  Industrial
Average,  the  Standard  and Poor's  Index of 500  Industrial  Companies  or the
NASDAQ-100  Index by an amount in excess of 15%,  measured from the business day immediately  preceding the  commencement  date of the Offer or any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the  business,  financial  condition or results of operations or prospects of the Company and its  subsidiaries,  taken as a whole,  (c) the  declaration of a banking  moratorium  or any  suspension  of  payments in respect of banks in the
United States,  (d) any material  adverse  change (or  development or threatened development  involving a  prospective  material  adverse  change) in U.S. or any other  currency  exchange  rates or a  suspension  of, or a  limitation  on, the markets  therefor,  (e) any material  adverse  change in the market price of the
Shares or in the U.S. securities or financial markets, (f) the commencement of a war, armed  hostilities or other  international or national calamity directly or indirectly  involving  the United  States or any attack on,  outbreak  or act of terrorism  involving  the United  States,  (g) any  limitation  (whether  or not mandatory) by any governmental  authority or agency on, or any other event that, in our reasonable  judgment,  may adversely  affect,  the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing at the time of the  commencement of the Offer, a material  acceleration or worsening thereof; or

      (v) (a) a tender or exchange  offer for some or all of the Shares has been publicly  proposed to be made or has been made by another person  (including the
Company  or  any of its  subsidiaries  or  affiliates),  or  has  been  publicly disclosed,  or we  otherwise  learn that any person or  "group"  (as  defined in
Section  13(d)(3)  of the  Exchange  Act) has  acquired  or  proposes to acquire beneficial  ownership of more than 5% of any class or series of capital stock of the Company  (including  the  Shares),  through the  acquisition  of stock,  the formation of a group or otherwise,  or is granted any option,  right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital  stock of the Company  (including  the Shares)  other than  acquisitions  for bona fide  arbitrage  purposes  only and  other  than as disclosed in a Schedule 13D or 13G on file with the SEC on December 2, 2005, (b)
any such person or group  which,  prior to  December  5, 2005,  had filed such a
Schedule with the SEC has acquired or proposes to acquire  beneficial  ownership of  additional  shares of any class or series of capital  stock of the  Company, through  the  acquisition  of  stock,  the  formation  of a group or  otherwise, constituting  1% or more of any such class or series,  or is granted any option, right or warrant,  conditional or otherwise,  to acquire beneficial ownership of additional  shares  of any  class or  series  of  capital  stock of the  Company constituting 1% or more of any such class or series, (c) any person or group has entered  into a  definitive  agreement  or an  agreement  in principle or made a proposal with respect to a tender or exchange  offer or a merger,  consolidation or other  business  combination  with or involving the Company or (d) any person has filed a Notification and Report Form under the  Hart-Scott-Rodino  Antitrust
Improvements Act of 1976 or made a public  announcement  reflecting an intent to acquire the Company or any assets or securities of the Company; or

      (vi) the  Company or any of its  subsidiaries  has (a) split,  combined or otherwise  changed,  or authorized or proposed the split,  combination  or other change of, the Shares or its capitalization,  (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the  acquisition  or other reduction in the number of, outstanding  Shares or other securities,  (c) issued or sold,  or  authorized  or proposed  the  issuance or sale of, any  additional
Shares,  shares of any other  class or series of  capital  stock,  other  voting securities or any securities  convertible into, or options,  rights or warrants, conditional  or  otherwise,  to acquire,  any of the  foregoing  (other than the issuance  of Shares  pursuant to and in  accordance  with the terms in effect on
December 2, 2005, of employee stock options  outstanding prior to such date), or any other  securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any  shares  of any  class  of  capital  stock  or  other  securities  of any subsidiary of the Company, (e) declared,  paid or proposed to declare or pay any dividend  or other  distribution  on any shares of capital  stock of the Company
(other than a  distribution  of the Rights  certificates  or a redemption of the
Rights in accordance  with the Rights  Agreement as publicly  disclosed to be in effect prior to December 5, 2005), (f) altered or proposed to alter any material term of any outstanding security,  issued or sold, or authorized or proposed the

                                       24

issuance or sale of, any debt securities or otherwise  incurred or authorized or proposed  the  incurrence  of any debt  other  than in the  ordinary  course  of business  (other  than  to  amend  the  Rights  Agreement  to  make  the  Rights inapplicable to the Offer and the proposed second-step merger described herein),
(g)  authorized,  recommended,  proposed,  announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation,
liquidation,   dissolution,   business   combination,   acquisition  of  assets,
disposition of assets or  relinquishment of any material contract or other right of the Company or any of its  subsidiaries  or any  comparable  event not in the ordinary course of business, (h) authorized,  recommended,  proposed,  announced its intent to enter into or entered into any agreement or  arrangement  with any person or group  that,  in our  reasonable  judgment,  has or may have  material adverse  significance  with respect to either the value of the Company or any of its  subsidiaries  or  affiliates or the value of the Shares to us or any of our subsidiaries  or  affiliates,  (i)  entered  into  or  amended  any  employment, severance or similar  agreement,  arrangement  or plan with any of its employees other than in the  ordinary  course of business  or entered  into or amended any such agreements,  arrangements or plans so as to provide for increased  benefits to employees as a result of or in connection  with the making of the Offer,  the acceptance  for payment of or payment for some of or all the Shares by us or our consummation of any merger or other similar business  combination  involving the
Company,  (j) except as may be required by law, taken any action to terminate or amend any  employee  benefit  plan (as defined in Section  3(2) of the  Employee
Retirement  Income  Security  Act  of  1974)  of  the  Company  or  any  of  its
subsidiaries,  or we shall have become  aware of any such  action  which was not previously announced or (k) amended, or authorized or proposed any amendment to, its  certificate  of  incorporation  or  bylaws  (or other  similar  constituent documents) or we become aware that the Company or any of its subsidiaries  shall have amended,  or authorized  or proposed any amendment to, its  certificate  of incorporation or bylaws (or other similar  constituent  documents) which has not been  previously  disclosed  (in  each  case,  other  than to amend  the  Rights
Agreement  to make  the  Rights  inapplicable  to the  Offer  and  the  proposed second-step merger described herein); or

      (vii) we  become  aware  (a) that any  material  contractual  right of the
Company or any of its  subsidiaries  has been  impaired or  otherwise  adversely affected or that any material  amount of  indebtedness  of the Company or any of its  subsidiaries  has been  accelerated  or has otherwise  become due or become subject  to  acceleration  prior to its  stated  due date,  in each case with or without  notice  or the lapse of time or both,  as a result of or in  connection with  the  Offer  or  the  consummation  by us or any  of  our  subsidiaries  or affiliates  of a merger or other  similar  business  combination  involving  the
Company or (b) of any covenant, term or condition in any instrument or agreement of the Company or any of its subsidiaries that, in our reasonable judgment,  has or may have material  adverse  significance  with respect to either the value of the Company or any of its  affiliates or the value of the Shares to us or any of our affiliates  (including,  without  limitation,  any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or  payment  for some or all of the  Shares  by us or our  consummation  of a merger or other similar business combination involving the Company); or

      (viii) we or any of our affiliates  enters into a definitive  agreement or announces an agreement in principle  with the Company  providing for a merger or other similar  business  combination with the Company or any of its subsidiaries or  the  purchase  of  securities  or  assets  of  the  Company  or  any  of its subsidiaries,  or we and the Company reach any other agreement or  understanding pursuant to which it is agreed that the Offer will be terminated; or

      (ix) the Company or any of its subsidiaries  shall have (a) granted to any person  proposing a merger or other business  combination  with or involving the
Company or any of its  subsidiaries  or the purchase of  securities or assets of the  Company or any of its  subsidiaries  any type of  option,  warrant or right which, in our reasonable  judgment,  constitutes a "lock-up" device  (including, without  limitation,  a  right  to  acquire  or  receive  any  Shares  or  other securities, assets or business of the Company or any of its subsidiaries) or (b)
paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;  which, in  Parent's  or the  Purchaser's  reasonable  judgment,  in any such case,  and regardless of the  circumstances  (including any action or omission by Parent or the  Purchaser)  giving  rise to any such  condition,  makes it  inadvisable  to proceed with such acceptance for payment or payment.

      The foregoing conditions are for the sole benefit of Parent, the Purchaser and their  affiliates  and may be  asserted  by us or  Parent in our  reasonable discretion regardless of the circumstances  (including any action or omission by
Parent or us) giving rise to any such  conditions  or may be waived by us in our reasonable  discretion  in  whole  or in part at any  time or from  time to time before the Expiration Date (provided that all conditions to the Offer other than those  dependent  upon the receipt of government  approvals must be satisfied or waived prior to  expiration  of the Offer).  We  expressly  reserve the right to waive any of the conditions to the

                                       25

Offer and to make any change in the terms of or  conditions  to the  Offer.  Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such  right.  The  waiver of any such  right with respect to particular facts and circumstances  shall not be deemed a waiver with  respect to any other  facts and  circumstances.  Each such right  shall be deemed an ongoing  right which may be asserted at any time or from time to time.
Any determination  made by us concerning the events described in this Section 14 shall be final and binding upon all parties.

      15.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

      GENERAL.  Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information  concerning the Company,  we are not aware of any governmental  license or regulatory permit that appears to be material to the  Company's  business  that might be adversely affected by our  acquisition  of Shares  pursuant to the Offer or, except as set forth below,  of any approval or other action by any government or  governmental administrative  or  regulatory  authority or agency,  domestic or foreign,  that would be required for our  acquisition  or  ownership of Shares  pursuant to the
Offer.  Should any such  approval or other action be required or  desirable,  we currently  contemplate  that,  except as described  below under "State  Takeover
Statutes",  such approval or other action will be sought.  There is, however, no current  intent to delay the purchase of Shares  tendered  pursuant to the Offer pending the outcome of any such matter.  There can be no assurance that any such approval  or other  action,  if  needed,  would  be  obtained  (with or  without substantial  conditions)  or that if such  approvals  were not  obtained or such other  actions  were not taken  adverse  consequences  might  not  result to the
Company's  business or certain parts of the Company's business might not have to be  disposed  of, any of which could  cause us to elect to  terminate  the Offer without the purchase of Shares  thereunder.  Our  obligation  under the Offer to accept for payment and pay for Shares is subject to the  conditions set forth in
"The Offer--Section 14".

      STATE  TAKEOVER  STATUTES.  A number of states  have  adopted  laws  which purport, to varying degrees,  to apply to attempts to acquire  corporations that are incorporated in, or which have substantial assets,  stockholders,  principal executive  offices or principal places of business or whose business  operations otherwise  have  substantial  economic  effects in, such  states.  The  Company, directly  or  through  subsidiaries,  conducts  business  in a number  of states throughout  the United States,  some of which have enacted such laws.  Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and the Company,  and we have not complied with any such laws.
To the extent  that  certain  provisions  of these laws  purport to apply to the
Offer or any such merger or other  business  combination,  we believe that there are reasonable bases for contesting such laws.

      In 1982,  in Edgar v. MITE Corp.,  the Supreme  Court of the United States
invalidated on  constitutional  grounds the Illinois  Business  Takeover Statute which,  as a matter of state  securities  law,  made  takeovers of  corporations meeting certain  requirements more difficult.  However,  in 1987 in CTS Corp. v.
Dynamics  Corp.  of America,  the  Supreme  Court held that the State of Indiana could,  as a matter of corporate  law,  constitutionally  disqualify a potential acquiror from voting shares of a target  corporation  without the prior approval of the remaining  stockholders  where,  among other things,  the  corporation is incorporated,  and has a  substantial  number  of  stockholders,  in the  state.
Subsequently,  in TLX Acquisition  Corp. v. Telex Corp., a U.S. federal district court in Oklahoma  ruled that the Oklahoma  statutes  were  unconstitutional  as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent  regulations.  Similarly, in Tyson Foods, Inc.
v.  McReynolds,  a U.S.  federal  district  court in  Tennessee  ruled that four
Tennessee  takeover  statutes were  unconstitutional  as applied to corporations incorporated outside Tennessee.  This decision was affirmed by the United States
Court of  Appeals  for the Sixth  Circuit.  In  December  1988,  a U.S.  federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida  Affiliated  Transactions  Act and the Florida Control
Share  Acquisition  Act  were   unconstitutional   as  applied  to  corporations
incorporated outside of Florida.

      If any  government  official  or third  party  seeks to  apply  any  state takeover law to the Offer or any merger or other business combination between us or any of our  affiliates  and the  Company,  we will take  such  action as then appears  desirable,  which action may include  challenging the  applicability or validity of such statute in  appropriate  court  proceedings.  If it is asserted that one or more state takeover  statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other  business  combination,  we might be required to file certain  information

                                       26

with, or to receive approvals from, the relevant state authorities or holders of
Shares,  and we may be unable to accept for  payment or pay for Shares  tendered pursuant to the Offer, or be delayed in continuing or consummating  the Offer or any such  merger or other  business  combination.  In such  case,  we may not be obligated  to  accept  for  payment  or pay for any  tendered  Shares.  See "The
Offer--Section 14".

      OTHER.  Any merger or other similar  business  combination that we propose would also have to comply with any applicable  U.S.  federal law. In particular, unless  the  Shares  were  deregistered  under  the  Exchange  Act prior to such transaction,  if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive  cash for their  Shares in an amount at least equal to the price paid in the Offer,  we may be required  to comply with Rule 13e-3 under the  Exchange
Act. If applicable,  Rule 13e-3 would require,  among other things, that certain financial information concerning the Company and certain information relating to the  fairness  of the  proposed  transaction  and the  consideration  offered to minority  stockholders  in  such  a  transaction  be  filed  with  the  SEC  and distributed to such stockholders prior to consummation of the transaction.

      16.   FEES AND EXPENSES. We have retained MacKenzie Partners,  Inc. to act as the  information  agent and American Stock Transfer & Trust Company to act as the depositary in connection with the Offer.  The Information  Agent may contact holders of Shares by mail, telephone,  telex,  telegraph and personal interviews and may request brokers,  dealers,  banks, trust companies and other nominees to forward materials  relating to the Offer to beneficial  owners.  The Information
Agent and the Depositary each will receive reasonable and customary compensation for  their  respective  services,  will be  reimbursed  for  certain  reasonable out-of-pocket  expenses and will be indemnified  against certain  liabilities in connection  therewith,  including  certain  liabilities  under the U.S.  federal securities laws.

      We will not pay any fees or  commissions  to any  broker  or dealer or any other  person  (other  than  the  Information  Agent  and  the  Depositary)  for soliciting  tenders of Shares pursuant to the Offer.  Brokers,  dealers,  banks, trust companies and other nominees will,  upon request,  be reimbursed by us for reasonable  and  necessary  costs and  expenses  incurred by them in  forwarding materials to their customers.

      17.   MISCELLANEOUS.  The Offer is not being made to, nor will  tenders be accepted from or on behalf of,  holders of Shares in any  jurisdiction  in which the making of the Offer or acceptance  thereof  would not be in compliance  with the laws of such jurisdiction.  However,  we may, in our reasonable  discretion, take  such  action  as we may  deem  necessary  to make  the  Offer  in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

      No  person  has  been  authorized  to give  any  information  or make  any representation  on behalf of Parent or the Purchaser not contained in this Offer to  Purchase  or in the  Letter  of  Transmittal  and,  if given  or made,  such information or representation must not be relied upon as having been authorized.

      We have  filed  with the SEC a Tender  Offer  Statement  on  Schedule  TO, together  with  exhibits,  pursuant  to  Rule  14d-3  under  the  Exchange  Act, furnishing  certain  additional  information  with  respect  to the  Offer.  The
Schedule TO and any amendments thereto,  including exhibits, may be examined and copies may be obtained  from the offices of the SEC in the manner  described  in
"The Offer--Section 9" of this Offer to Purchase.

                                           JWL ACQUISITION CORP.
                                           December 5, 2005

                                       27

                                   SCHEDULE I

    DIRECTORS AND EXECUTIVE OFFICERS OF THE NEWCASTLE ENTITIES AND PURCHASER

      Mark E. Schwarz,  Steven J. Pully and John P. Murray are the sole officers of the Newcastle Entities which currently have no directors. Mr. Schwarz is also
Chairman  of the Board of  Purchaser  and its sole  director  and Mr.  Murray is
Purchaser's President and Secretary.

      The  name,  current  principal   occupation  or  employment  and  material
occupations,  positions,  offices or employment  for the past five years of each director and executive  officer of the Newcastle  Entities and Purchaser are set forth  below.  The  business  address of each  director  and  officer is care of
Newcastle Partners,  L.P., 300 Crescent Court, Suite 1110, Dallas,  Texas 75201.
Except as provided in the Offer to Purchase,  none of the directors and officers listed below has,  during the past five years,  (i) been convicted in a criminal proceeding  or (ii) been a party to any  judicial or  administrative  proceeding that  resulted in a judgment,  decree or final order  enjoining  the person from future  violations of, or  prohibiting  activities  subject to, U.S.  federal or state  securities  laws, or a finding of any violation of U.S.  federal or state securities  laws.  All directors  and officers  listed below are citizens of the
United States.

                                        Current Principal Occupation or
Name                   Age        Employment and Five-year Employment History
----                   ---        -------------------------------------------

Mark E. Schwarz         44     Mark E. Schwarz is the Chairman,  Chief Executive
                               Officer  and   Portfolio   Manager  of  Newcastle
                               Capital  Management,  L.P., a private  investment
                               management  firm he  founded  in 1993 that is the
                               general   partner  of  Parent.   Mr.  Schwarz  is
                               Chairman of the Board and Chief Executive Officer
                               of Hallmark Financial Services,  Inc., a property
                               and casualty insurance  company,  Chairman of the
                               Board  of  Bell  Industries,   Inc.,  a  computer
                               systems integrator, Pizza Inn, Inc., a franchisor
                               and food and supply distributor,  and New Century
                               Equity  Holdings   Corp.,  an  asset   management
                               company, and a director of Nashua Corporation,  a
                               specialty  paper,  label  and  printing  supplies
                               manufacturer,  SL  Industries,  Inc., a power and
                               data quality products manufacturer,  WebFinancial
                               Corporation,   a   specialty   bank  and  finance
                               company,  and  Vesta  Insurance  Group,  Inc.,  a
                               holding   company   for  a  group  of   insurance
                               companies.

Steven J. Pully         45     Mr. Pully is the  President of Newcastle  Capital
                               Management,  L.P., the general partner of Parent.
                               Mr. Pully is also Chief  Executive  Officer and a
                               director of New Century Equity Holdings Corp., an
                               asset  management  company,  a director  of Pizza
                               Inn,  Inc.,  a  franchisor  and food  and  supply
                               distributor  and was Chief  Executive  Officer of
                               Pinnacle  Frames and Accents,  Inc.  from January
                               2003 through June 2004, a private company engaged
                               in mass production of picture frame products. Mr.
                               Pully was a director of the Company from June 23,
                               2005 until his  resignation on November 29, 2005.
                               He was nonexecutive  Chairman of the Board of the
                               Company  from July 5, 2005  through  November 10,
                               2005.   Prior  to   joining   Newcastle   Capital
                               Management,  L.P. in late 2001,  from May 2000 to
                               December 2001, he was a managing  director in the
                               mergers and  acquisitions  department  of Banc of
                               America Securities, Inc. and from January 1997 to
                               May  2000  he  was a  member  of  the  investment
                               banking  department  of  Bear  Stearns  where  he
                               became a senior managing  director in 1999. Prior
                               to  becoming  an  investment  banker,  Mr.  Pully
                               practiced securities and corporate law at the law
                               firm of Baker & Botts.  Mr. Pully is a CPA, a CFA
                               and a member of the Texas Bar.

                                       S-1

                                        Current Principal Occupation or
Name                   Age        Employment and Five-year Employment History
----                   ---        -------------------------------------------

John P. Murray          35     Mr.  Murray is the  Chief  Financial  Officer  of
                               Newcastle Capital  Management,  L.P., the general
                               partner  of Parent.  Prior to  joining  Newcastle
                               Capital  Management,  L.P. in January  2002,  Mr.
                               Murray was a partner  with Speer & Murray,  Ltd.,
                               an accounting  firm  specializing in tax planning
                               and compliance, estate planning, asset protection
                               and  investment  management.  Mr. Murray was also
                               previously  employed  by Ernst & Young,  LLP as a
                               member of the audit staff.

                                      S-2

      Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal  and  certificates  for Shares and any other  required  documents should be sent to the Depositary at one of the addresses set forth below:

                         The Depositary for the Offer is

                   AMERICAN STOCK TRANSFER & TRUST COMPANY

     BY MAIL OR OVERNIGHT COURIER:                             BY HAND:

American Stock Transfer & Trust Company        American Stock Transfer & Trust Company
           Operations Center                       Attn: Reorganization Department
    Attn: Reorganization Department                         59 Maiden Lane
           6201 15th Avenue                                Concourse Level
          Brooklyn, NY 11219                              New York, NY 10038

                                  By Facsimile
                                 (718) 234-5001

                         Confirm Facsimile Transmission
                               (By Telephone Only)
                            Toll Free (877) 248-6417

      If you have questions or need additional  copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                               New York, New York
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885